                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                           NEW IMAGE INDUSTRIES, INC.

                            WISDOM ACQUISITION CORP.

                                       AND

                          INSIGHT IMAGING SYSTEMS, INC.


                              ---------------------


                                   MAY 9, 1996

                                TABLE OF CONTENTS

                                                                            Page

ARTICLE I      DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . .     1

ARTICLE II     THE MERGER. . . . . . . . . . . . . . . . . . . . . . . . .     5

   2.1         The Merger. . . . . . . . . . . . . . . . . . . . . . . . .     5
   2.2         Closing . . . . . . . . . . . . . . . . . . . . . . . . . .     5
   2.3         Effective Date; Effective Time. . . . . . . . . . . . . . .     5
   2.4         Conversion of Insight Capital Stock . . . . . . . . . . . .     5
   2.5         Insight Common Purchase Rights. . . . . . . . . . . . . . .     6
   2.6         Dissenters' Rights. . . . . . . . . . . . . . . . . . . . .     6
   2.7         Exchange of Certificates Representing Insight
                 Capital Stock . . . . . . . . . . . . . . . . . . . . . .     6
   2.8         Issuance of New Image Common for Pre-March Loans. . . . . .     8
   2.9         Treatment of Fractional Shares. . . . . . . . . . . . . . .     9

ARTICLE III    REPRESENTATIONS AND WARRANTIES OF INSIGHT . . . . . . . . .     9

   3.1         Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . .     9
   3.2         Organization, Good Standing and Qualification . . . . . . .     9
   3.3         Capitalization; Options and Warrants; Voting Rights;
                 and Securities Laws . . . . . . . . . . . . . . . . . . .     9
   3.4         Authorization . . . . . . . . . . . . . . . . . . . . . . .    10
   3.5         Litigation, Claims and Potential Claims . . . . . . . . . .    10
   3.6         Compliance with Law . . . . . . . . . . . . . . . . . . . .    11
   3.7         Agreements. . . . . . . . . . . . . . . . . . . . . . . . .    11
   3.8         Related-Party Transactions. . . . . . . . . . . . . . . . .    12
   3.9         Permits . . . . . . . . . . . . . . . . . . . . . . . . . .    12
   3.10        Environmental and Safety Laws . . . . . . . . . . . . . . .    12
   3.11        Manufacturing and Marketing Rights. . . . . . . . . . . . .    13
   3.12        Title to Property and Assets. . . . . . . . . . . . . . . .    13
   3.13        Financial Statements. . . . . . . . . . . . . . . . . . . .    13
   3.14        Changes . . . . . . . . . . . . . . . . . . . . . . . . . .    14
   3.15        Employees and Labor . . . . . . . . . . . . . . . . . . . .    15
   3.16        Employee Benefit Plans. . . . . . . . . . . . . . . . . . .    15
   3.17        Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
   3.18        Purchase and Sale Obligations . . . . . . . . . . . . . . .    17
   3.19        Insurance . . . . . . . . . . . . . . . . . . . . . . . . .    17
   3.20        No Change of Control Provision. . . . . . . . . . . . . . .    17
   3.21        Inventory . . . . . . . . . . . . . . . . . . . . . . . . .    17
   3.22        Accounts Receivable . . . . . . . . . . . . . . . . . . . .    18
   3.23        Warranty Obligations and Returns. . . . . . . . . . . . . .    18
   3.24        Patents, Trademarks, etc. . . . . . . . . . . . . . . . . .    18

                                TABLE OF CONTENTS
                                   (Continued)
                                                                            Page

   3.25        Fraud . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
   3.26        Disclosure. . . . . . . . . . . . . . . . . . . . . . . . .    19
   3.27        HTMI License. . . . . . . . . . . . . . . . . . . . . . . .    19
   3.28        Compliance with Covenants . . . . . . . . . . . . . . . . .    19
   3.29        Payables Aging. . . . . . . . . . . . . . . . . . . . . . .    20
   3.30        Pooling of Interests. . . . . . . . . . . . . . . . . . . .    20

ARTICLE IV     REPRESENTATIONS AND WARRANTIES
                 OF NEW IMAGE AND SUB. . . . . . . . . . . . . . . . . . .    20

   4.1         Organization, Good Standing and Qualification . . . . . . .    20
   4.2         Capitalization and Voting Rights. . . . . . . . . . . . . .    20
   4.3         Valid Issuance of New Image Exchange Shares . . . . . . . .    21
   4.4         Authorization . . . . . . . . . . . . . . . . . . . . . . .    21
   4.5         Litigation. . . . . . . . . . . . . . . . . . . . . . . . .    22
   4.6         Compliance With Law . . . . . . . . . . . . . . . . . . . .    22
   4.7         Securities Exchange Commission Documents;
                 New Image Financial Statements. . . . . . . . . . . . . .    22
   4.8         Changes . . . . . . . . . . . . . . . . . . . . . . . . . .    23
   4.9         No Defaults . . . . . . . . . . . . . . . . . . . . . . . .    24
   4.10        Patents, Trademarks, etc. . . . . . . . . . . . . . . . . .    24
   4.11        Disclosure. . . . . . . . . . . . . . . . . . . . . . . . .    24

ARTICLE V      CONDUCT AND TRANSACTIONS PRIOR TO EFFECTIVE
                 TIME; ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . .    25

   5.1         Conduct of Insight Business . . . . . . . . . . . . . . . .    25
   5.2         Access to Information . . . . . . . . . . . . . . . . . . .    26
   5.3         Consents. . . . . . . . . . . . . . . . . . . . . . . . . .    26
   5.4         Transaction Costs . . . . . . . . . . . . . . . . . . . . .    27
   5.5         Public Announcements. . . . . . . . . . . . . . . . . . . .    27
   5.6         Tax and Pooling Status of Reorganization. . . . . . . . . .    27
   5.7         Election or Appointment of New Image Director . . . . . . .    27
   5.8         Insight Interim Financial Statements. . . . . . . . . . . .    28
   5.9         No Negative Cash. . . . . . . . . . . . . . . . . . . . . .    28

ARTICLE VI     CONDITIONS TO EACH PARTY'S OBLIGATIONS TO
               EFFECT THE MERGER . . . . . . . . . . . . . . . . . . . . .    28

   6.1         Dissenting Shares . . . . . . . . . . . . . . . . . . . . .    28
   6.2         Shareholder Approval. . . . . . . . . . . . . . . . . . . .    28

                                TABLE OF CONTENTS
                                   (Continued)
                                                                            Page

   6.3         No Actions or Proceedings . . . . . . . . . . . . . . . . .    28
   6.4         Government Approvals. . . . . . . . . . . . . . . . . . . .    28
   6.5         Insight Affiliate Agreements. . . . . . . . . . . . . . . .    28
   6.6         Statutes. . . . . . . . . . . . . . . . . . . . . . . . . .    29

ARTICLE VII    FURTHER CONDITIONS TO OBLIGATIONS OF
                 NEW IMAGE AND SUB . . . . . . . . . . . . . . . . . . . .    29

   7.1         Representations and Warranties. . . . . . . . . . . . . . .    29
   7.2         Performance of Obligations of Insight . . . . . . . . . . .    29
   7.3         Opinion of Insight's Counsel. . . . . . . . . . . . . . . .    29
   7.4         Pre-March Loans . . . . . . . . . . . . . . . . . . . . . .    30
   7.5         Guaranties of Insight Shareholders. . . . . . . . . . . . .    30
   7.6         Estimated Closing Date Balance Sheet. . . . . . . . . . . .    30
   7.7         New Image Financing . . . . . . . . . . . . . . . . . . . .    30
   7.8         Estoppel Statements . . . . . . . . . . . . . . . . . . . .    30
   7.9         Affiliated Capital Corp.. . . . . . . . . . . . . . . . . .    30
   7.10        Mortensen Agreement . . . . . . . . . . . . . . . . . . . .    30
   7.11        Consents. . . . . . . . . . . . . . . . . . . . . . . . . .    30
   7.12        CorDev Corporation Agreements . . . . . . . . . . . . . . .    30
   7.13        Approval of New Image Board of Directors. . . . . . . . . .    30
   7.14        Approval of Insight Disclosure Schedule and Exhibits. . . .    30
   7.15        Environmental Risks . . . . . . . . . . . . . . . . . . . .    31
   7.16        Failure to Agree on Exhibits. . . . . . . . . . . . . . . .    31
   7.17        Pooling Letter. . . . . . . . . . . . . . . . . . . . . . .    31

ARTICLE VIII   FURTHER CONDITIONS TO OBLIGATIONS OF INSIGHT. . . . . . . .    31

   8.1         Representations and Warranties. . . . . . . . . . . . . . .    31
   8.2         Performance of Obligations of New Image and Sub . . . . . .    31
   8.3         Opinion of New Image's Counsel. . . . . . . . . . . . . . .    31
   8.4         Board Membership. . . . . . . . . . . . . . . . . . . . . .    32
   8.5         Release of Shareholder Guarantee. . . . . . . . . . . . . .    32
   8.6         Agreement on Exhibits . . . . . . . . . . . . . . . . . . .    32

ARTICLE IX     INDEMNIFICATION BY INSIGHT SHAREHOLDERS . . . . . . . . . .    32

   9.1         Survival of Representations, Warranties, Covenants
                 and Agreements. . . . . . . . . . . . . . . . . . . . . .    32
   9.2         Liability Threshold . . . . . . . . . . . . . . . . . . . .    32
   9.3         Indemnity . . . . . . . . . . . . . . . . . . . . . . . . .    32

                                TABLE OF CONTENTS
                                   (Continued)
                                                                            Page

   9.4         Notice of Claims. . . . . . . . . . . . . . . . . . . . . .    33
   9.5         Claims. . . . . . . . . . . . . . . . . . . . . . . . . . .    33
   9.6         Objections to Claim . . . . . . . . . . . . . . . . . . . .    33
   9.7         Resolution of Conflicts . . . . . . . . . . . . . . . . . .    33
   9.8         Third-Party Claims. . . . . . . . . . . . . . . . . . . . .    34
   9.9         Disputes. . . . . . . . . . . . . . . . . . . . . . . . . .    34
   9.10        No Indemnity to Guarantors from Insight . . . . . . . . . .    34

ARTICLE X      INDEMNIFICATION BY NEW IMAGE. . . . . . . . . . . . . . . .    35

ARTICLE XI     TERMINATION . . . . . . . . . . . . . . . . . . . . . . . .    35

   11.1        Termination . . . . . . . . . . . . . . . . . . . . . . . .    35
   11.2        Effect of Termination . . . . . . . . . . . . . . . . . . .    36
   11.3        Terminations Hereunder not Exclusive. . . . . . . . . . . .    36

ARTICLE XII    GENERAL PROVISIONS. . . . . . . . . . . . . . . . . . . . .    36

   12.1        Amendment . . . . . . . . . . . . . . . . . . . . . . . . .    36
   12.2        Extension and Waiver. . . . . . . . . . . . . . . . . . . .    36
   12.3        Notices . . . . . . . . . . . . . . . . . . . . . . . . . .    37
   12.4        Counterparts. . . . . . . . . . . . . . . . . . . . . . . .    37
   12.5        Governing Law . . . . . . . . . . . . . . . . . . . . . . .    37
   12.6        Entire Agreement. . . . . . . . . . . . . . . . . . . . . .    38
   12.7        Third Party Rights. . . . . . . . . . . . . . . . . . . . .    38
   12.8        Titles and Headings . . . . . . . . . . . . . . . . . . . .    38
   12.9        Exhibits. . . . . . . . . . . . . . . . . . . . . . . . . .    38
   12.10       Further Assurances. . . . . . . . . . . . . . . . . . . . .    38
   12.11       Assignment. . . . . . . . . . . . . . . . . . . . . . . . .    38
   12.12       Successors and Assigns. . . . . . . . . . . . . . . . . . .    38
   12.13       Partial Invalidity. . . . . . . . . . . . . . . . . . . . .    38
   12.14       Attorneys Fees. . . . . . . . . . . . . . . . . . . . . . .    38
   12.15       New Image and Sub One Party . . . . . . . . . . . . . . . .    39
   12.16       Concerning Disclosure Schedules and Exhibits. . . . . . . .    39

EXHIBITS

   1           Audited Closing Date Financial Statements Procedure
   2.1         Merger Agreement
   2.7.2       Transmittal Letter and Instructions for Holders of Insight
                 Capital Stock
   2.8         Transmittal Letter and Instructions for Payees Under Pre-March
                 Loans
   3.3.1       Schedule of Insight Capital Stock
   3.3.3       Schedule of Insight Common Purchase Rights
   3.3.6       Schedule of Pre-March Loans
   3.8         Schedule of Post-February Loans
   3.9         Schedule of Insight Permits
   3.12        Schedule of Assets
   3.13A       Estimated Closing Date Balance Sheet
   3.13B       Insight Financial Statements
   3.15        Schedule of Employees (full-time and part-time)
   3.17.1      Schedule of Insight Taxes, Interest, Penalties, and Agreements
                 with Tax Authorities
   3.18        Schedule of Insight Purchase Orders in Excess of $25,000
   3.19        Schedule of Insight Self-Insured Risks and Insurance Policies
   3.24.1      Schedule of Insight Intellectual Property Rights and Related
                 Agreements
   3.29        Schedule of Insight Payables as of the Date of the Latest Balance
                 Sheet
   4.10        Schedule of New Image Intellectual Property Rights and Related
                 Agreements
   6.5         Insight Affiliate Agreement
   7.1         Insight Officers' Certificate
   7.3         Opinion of Insight's Counsel
   7.5         Insight Shareholder Guarantee
   7.8         Estoppel Statements
   8.2         New Image Officers' Certificate
   8.3         Opinion of New Image Counsel

                      AGREEMENT AND PLAN OF REORGANIZATION

          This Agreement and Plan of Reorganization (the "Agreement") is made and entered into as of May 9, 1996 by and among New Image Industries, Inc., a Delaware corporation ("New Image"), Wisdom Acquisition Corp., a California corporation and a wholly-owned subsidiary of New Image ("Sub"), and Insight Imaging Systems, Inc., a California corporation ("Insight"):


                                   WITNESSETH:

          WHEREAS, the respective Boards of Directors of New Image, Sub, and Insight deem it advisable and in the best interests of their respective stockholders that Sub be merged with and into Insight pursuant to the Merger (as hereinafter defined);

          WHEREAS, the Merger is intended to be treated as a tax-free reorganization pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and is eligible to be accounted for as a pooling of interests under applicable accounting rules;

     NOW, THEREFORE, in order to consummate the Merger, and in consideration of the mutual representations, warranties, covenants, and agreements contained herein the parties agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

   As used in this Agreement, certain terms shall have the meanings ascribed to them, as follows:

   "AGREEMENT" shall refer to this agreement.

   "ASSETS" shall have meaning ascribed to it in Section 3.12.

   "AUDITED CLOSING DATE FINANCIAL STATEMENTS" shall mean the audited closing date financial statements of Insight derived pursuant to the procedures set forth in Exhibit 1.

   "BUSINESS CONDITION" shall, with respect to any corporate entity or group of corporate entities, mean the business, financial condition, results of operations, and assets of such corporate entity or group of corporate entities.

   "CGCL" shall mean the California General Corporation Law.

   "CLAIM" shall have the meaning ascribed to it in Section 9.1.

   "CLAIM NOTICE" shall have the meaning ascribed to it in Section 9.4.

   "CLOSING DATE" shall have the meaning ascribed to it in Section 2.2.

   "CLOSING" shall have the meaning ascribed to it in Section 2.2.

   "CODE" shall have meaning ascribed to it in the second Whereas clause.

   "CONFIDENTIALITY AGREEMENT" shall have the meaning ascribed to it in Section 5.2.

   "DAMAGES" shall have the meaning ascribed to it in Section 9.3.

   "DATE OF THIS AGREEMENT" shall mean the date set forth in the introductory paragraph of this Agreement.

   "DECEMBER 31, 1995 FINANCIAL STATEMENTS" shall have meaning ascribed to it in Section 3.13.1(i).

   "DISPUTE" shall have the meaning ascribed to it in Section 9.9.

   "DISSENTING SHARES" shall mean shares of Insight Capital Stock which qualify as dissenting shares under CGCL Section 1300(b) and receive cash in lieu of New Image Common in the Merger.

   "EFFECTIVE DATE" shall have the meaning ascribed to it in Section 2.3.

   "EFFECTIVE TIME" shall have the meaning ascribed to it in Section 2.3.

   "ESTIMATED CLOSING DATE BALANCE SHEET" shall refer to Exhibit 3.13A.

   "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

   "EXCHANGE AGENT" shall have the meaning ascribed to it in Section 2.7.1.

   "EXCHANGE RATIO" shall have meaning ascribed to it in Section 2.4.

   "FINANCIAL STATEMENTS" shall have meaning ascribed to it in Section 3.13.1.

   "GAAP" shall refer to generally accepted accounting principles.

   "HAZARDOUS MATERIAL" shall have the meaning ascribed to it in Section 3.10.

   "HTMI" shall have meaning ascribed to it in Section 3.27.

   "INSIGHT" shall have the meaning ascribed to it in the introductory paragraph to this agreement.

   "INSIGHT A PREFERRED" means the Insight Series A Preferred Stock described in the Insight Restated Articles.

   "INSIGHT B PREFERRED" means the Insight Series B Preferred Stock described in the Insight Restated Articles.

   "INSIGHT CAPITAL STOCK" shall refer, collectively, to the Insight Common, the Insight A Preferred, and the Insight B Preferred.

   "INSIGHT COMMON" means the Insight Common Stock described in the Insight Restated Articles.

   "INSIGHT COMMON PURCHASE RIGHTS" shall have the meaning ascribed to it in
Section 3.3.3.

   "INSIGHT DISCLOSURE SCHEDULE" shall mean the disclosure schedule provided to New Image as contemplated in Article III.

   "INSIGHT GUARANTORS" shall refer to the shareholders of Insight who provide guaranties as contemplated by Section 7.5 and Article IX.

   "INSIGHT INTELLECTUAL PROPERTY RIGHTS" shall have the meaning ascribed to it in Section 3.24.1.

   "INSIGHT OFFICERS' CERTIFICATE" shall have the meaning ascribed to it in
Section 7.1.

   "INSIGHT RESTATED ARTICLES" shall have the meaning ascribed to it in
Section 3.3.2.

   "INSIGHT RETURNS" shall have the meaning ascribed to it in Section 3.17.1.

   "INVENTORIES" shall have the meaning ascribed to it in Section 3.21.

   "LATEST BALANCE SHEET" shall mean the Insight December 31, 1995, balance sheet included in its unaudited financial statements attached as part of Exhibit 3.13B.

   "LIENS" shall have the meaning ascribed to it in Section 3.12.

   "MERGER" shall refer to the merger of Insight and Sub pursuant to the terms of Exhibit 2.1.

   "MERGER AGREEMENT" shall refer to Exhibit 2.1.

   "NASD" shall refer to the National Association of Securities Dealers, Inc.

   "NEW IMAGE" shall have the meaning ascribed to it in the introductory paragraph to this agreement.

   "NEW IMAGE PREFERRED" shall refer to New Image Industries, Inc. Preferred Stock, $.001 par value.

   "NEW IMAGE COMMON" shall refer to New Image Industries, Inc. common stock, $.001 par value.

   "NEW IMAGE COMMON PURCHASE RIGHTS" shall have the meaning ascribed to it in
Section 4.2.1.

   "NEW IMAGE DISCLOSURE DOCUMENTS" shall refer to New Image filings under the Exchange Act.

   "NEW IMAGE DISCLOSURE SCHEDULE" shall have the meaning ascribed to it in the introductory paragraph to Article IV.

   "NEW IMAGE EXCHANGE SHARES" shall mean the shares of New Image Common exchanged for Insight Capital Stock pursuant to this Agreement and the Merger Agreement. New Image Exchange Shares do not include shares of New Image Common
(i) which would otherwise have been allocable to the shares of Insight Capital Stock which qualify as Dissenting Shares or (ii) which are reserved for issuance upon exercise of Insight Common Purchase Rights assumed hereunder.

   "NEW IMAGE FINANCIAL STATEMENTS" shall have the meaning ascribed to it in
Section 4.7.

   "NEW IMAGE INTELLECTUAL PROPERTY RIGHTS" shall have the meaning ascribed to it in Section 4.10.1.

   "NEW IMAGE LOAN EXCHANGE SHARES" shall mean the shares of New Image Common issued in exchange for Pre-March Loans.

   "NOTICES" shall have the meaning ascribed to it in Section 12.3.

   "OFFICER CLAIM CERTIFICATE" shall have the meaning ascribed to it in Section 9.5.

   "PERMITS" shall mean the franchises, permits, licenses, and other similar authority described in Exhibit 3.9.

   "POST-FEBRUARY LOANS" shall mean loans from Insight shareholders after February 29, 1996.

   "PRE-MARCH LOANS" shall mean loans from Insight shareholders and other related parties to Insight made prior to March 1, 1996.

   "SEC" shall mean the Securities and Exchange Commission.

   "SECURITIES ACT" shall refer to the Securities Act of 1933, as amended.

   "SEPTEMBER 30, 1994 FINANCIAL STATEMENTS" shall have the meaning ascribed to it in Section 3.13.1.

   "SEPTEMBER 30, 1995 FINANCIAL STATEMENTS" shall have the meaning ascribed to it in Section 3.13.1.

   "SUB" shall have the meaning ascribed to it in the introductory paragraph to this agreement.

   "SURVIVING CORPORATION" shall have the meaning ascribed to it in Section
2.1.

   "TAX," "TAXES," and "TAXABLE" shall have the meanings ascribed to them in
Section 3.17.4.

   "TAXING AUTHORITY" shall have the meaning ascribed to it in Section 3.17.4.

   "TRANSACTION COSTS" shall have the meaning ascribed to it in Section 5.4.

   "1996 AUDIT RELEASE DATE" shall have meaning ascribed to it in Section 9.1.


                                   ARTICLE II

                                   THE MERGER

     2.1    THE MERGER.

            2.1.1 Subject to the terms and conditions of this Agreement and the Agreement of Merger substantially in the form of Exhibit 2.1 ("Merger Agreement"), Sub shall be merged with and into Insight (the "Merger"), and Insight shall be the surviving corporation in the Merger (Insight, as the surviving corporation is sometimes referred to herein as the "Surviving Corporation"). At the Effective Time, the separate existence of Sub shall cease and Insight, as the surviving corporation in the Merger, shall continue its corporate existence under the CGCL. To effectuate the Merger, Insight and Sub shall execute and file, among other things, the Merger Agreement (or other appropriate documents) in the office of the California Secretary of State in accordance with the applicable provisions of the CGCL.

            2.1.2 At the Effective Time, the Articles of Incorporation and Bylaws of Sub shall be the Articles of Incorporation and Bylaws of the Surviving Corporation; and the officers and directors of Sub immediately prior to the Merger shall become the officers and directors of the Surviving Corporation.

     2.2 CLOSING. The closing of the Merger (the "Closing") shall take place at an agreed time on the first business day (the "Closing Date") after satisfaction or waiver of the latest to occur of the conditions set forth in Articles VI through VIII, at the offices of Higgs, Fletcher & Mack LLP, 401 West A Street, Suite 2000, San Diego, California unless a different date or place is agreed to in writing by the parties. At the same time as the Closing or as soon as practicable thereafter, the parties shall cause the Merger to become effective under the CGCL.

     2.3 EFFECTIVE DATE; EFFECTIVE TIME. The Merger shall become effective on the date of the filing of the Merger Agreement, together with any other required documents of Insight and Sub, with the California Secretary of State in accordance with the CGCL. The date when the Merger becomes effective, is referred to as the "Effective Date," and the time when the Merger becomes effective is referred to as the "Effective Time."

     2.4 CONVERSION OF INSIGHT CAPITAL STOCK. At the Effective Time, for all of the issued and outstanding Insight Capital Stock and Insight Common Purchase Rights, New Image shall exchange New Image Common and assume Insight Common Purchase rights such that the sum of shares of New Image Common which are (i) issued in exchange for Insight Capital Stock and (ii) subject to Insight Common Purchase Rights assumed by New Image shall be 511,397. The exchange ratio shall be a fraction (the "Exchange Ratio") the numerator of which is 511,397 and the denominator of which is the sum of (i) the number of shares of Insight Common issued and outstanding, (ii) the number of shares of Insight Common issuable upon exercise of Insight Common Purchase Rights issued and outstanding,
(iii) the number of shares of Insight A Preferred, if any, issued and outstanding, and (iv) the number of shares of Insight B Preferred, if any, issued and outstanding. For each share of Insight Capital Stock, the holder will be entitled to receive a number of shares of New Image Common equal to one multiplied by the Exchange Ratio.

     2.5 INSIGHT COMMON PURCHASE RIGHTS. At the Effective Time, each outstanding option or warrant to purchase Insight Common, whether vested or unvested, will be assumed by New Image. Each such purchase right so assumed shall continue to have, and be subject to, the same terms and conditions set forth in the agreements and plans, if any, under which such right was created as in effect immediately prior to the Effective Time, except that (i) such purchase right shall be exercisable (when vested) for that number of whole shares of New Image Common equal to the product of the number of shares of Insight Common that were issuable upon exercise of such right immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded to the nearest whole number of shares of New Image Common, and (ii) the per share exercise price for New Image Common issuable upon exercise of such purchase right shall be equal to the quotient determined by dividing the exercise price per share of Insight Common at which such right was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

     2.6 DISSENTERS' RIGHTS. Notwithstanding anything in this Agreement to the contrary, Dissenting Shares shall be converted into the right to receive such consideration as may be determined to be due with respect to such shares pursuant to the CGCL, provided, however, that Dissenting Shares outstanding immediately prior to the Effective Date and held by a holder who shall after the Effective Date, withdraw his demand for purchase or lose his right to demand purchase, in either case pursuant to the CGCL, shall be deemed to be converted, as of the Effective Date, into New Image Common as specified in Section 2.4, without interest and the number of Dissenting Shares shall be decreased, accordingly. Insight agrees that, except with the prior written consent of New Image or as required under the CGCL, it will not voluntarily make any payment with respect to, or settle or offer to settle, any demand for purchase of, Insight Common prior to the Effective Date.

     2.7    EXCHANGE OF CERTIFICATES REPRESENTING INSIGHT CAPITAL STOCK.

            2.7.1 New Image or its agent shall act as exchange agent ("Exchange Agent") to effect the exchange of certificates representing Insight Common, other than Dissenting Shares, for certificates representing New Image Common in accordance with the provisions hereof and the Merger Agreement.

            2.7.2 Promptly following the Effective Date, to each person who was, at the Effective Date, a holder of record of Insight Capital Stock and who is exchanging such stock for New Image Common pursuant to the provisions hereof:

                    (i) New Image shall cause to be mailed a letter of transmittal and instructions in the form of Exhibit 2.7.2 for use in effecting the surrender of each certificate that evidences Insight Capital Stock to be exchanged pursuant to the Merger. Such letter of transmittal shall include representations that the shareholder will not reoffer or resell the New Image Common being received in exchange except in compliance with applicable state and federal securities laws.

                    (ii) Insight shall cause to be mailed a statement setting forth such shareholder's pro rata share of Transaction Costs.

            2.7.3 Upon receipt of (i) a certificate evidencing a shareholder's Insight Capital Stock together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto and (ii) a letter from the Escrow Holder identified in Section 2.7.4, stating that such shareholder has remitted his share of the Transaction Costs, New Image shall cause to be distributed to such shareholder, one or more certificates representing the New Image Common to which such shareholder is entitled by virtue of this Agreement and the Merger. In the event New Image receives a letter of transmittal from a shareholder but not the letter from the Escrow Holder relating to such shareholder, New Image shall register such shareholder's certificate(s) for New Image Common in the name of the Escrow Holder as trustee for such shareholder and shall deliver such certificates to the Escrow Holder.

            2.7.4 The Escrow Holder shall be Ritchey Fisher Whitman & Klein, Attorneys at Law and counsel to Insight. Pursuant to this Agreement and resolutions to be approved by shareholders of Insight, and subject to (i) limitations specified therein and in the letter of transmittal described in
Section 2.7.2 and (ii) compliance with applicable state and federal securities laws, in the event such shareholder does not remit his share of the Transaction Costs within the period ending 30 days after the 1996 Audit Release Date, the Escrow Holder shall have the authority to sell, on behalf of the such shareholder, as many of his shares of New Image Common as is necessary to pay such shareholder's share of the Transaction Costs. If such shareholder pays his share of the Transaction Costs in full at any time during the period after his certificate(s) are delivered to Escrow Holder and within the period ending 30 days after the 1996 Audit Release Date, the Escrow Holder shall cause the related certificate(s) to be reissued into the name of the shareholder and delivered to him.

            2.7.5 Until surrendered as contemplated in this Section 2.7, each certificate (other than certificates representing Dissenting Shares) which immediately prior to the Effective Date shall have represented Insight Capital Stock, shall be deemed at and after the Effective Date to represent only a number of shares of New Image Common equal to the number of shares of Insight Capital Stock represented by such certificate multiplied by the Exchange Ratio.

            2.7.6 On the Effective Date, the stock transfer books of Insight shall be closed and there shall be no further registration of transfers of shares of Insight Capital Stock or exercises of warrants or options for Insight Common. From and after the Effective Date, the holders of certificates evidencing ownership of Insight Capital Stock outstanding immediately prior to the Effective Date shall cease to have any rights with respect to such shares except as otherwise provided herein or by law.

     2.8    ISSUANCE OF NEW IMAGE COMMON FOR PRE-MARCH LOANS.

            2.8.1 At the Effective Time, for each Pre-March Loan then outstanding, New Image will exchange a number of shares of New Image Common equal to the principal amount of such loan together with interest accrued thereon through the Closing Date multiplied by a fraction the numerator of which is 296,603 and the denominator of which is the aggregate amount of all Pre-March Loans then outstanding together with interest accrued thereon through the Closing Date.

            2.8.2 Promptly following the Effective Date, to each person who was, at the Effective Date, a payee under a Pre-March Loan:

                    (i) New Image shall cause to be mailed a letter of transmittal and instructions in the form of Exhibit 2.8 for use in effecting the exchange of such loan for New Image Common. Such letter of transmittal shall include representations that the exchanging payee will not reoffer or resell the New Image Common being received in exchange except in compliance with applicable state and federal securities laws.

                    (ii) Insight shall cause to be mailed a statement setting forth such payee's pro rata share of Transaction Costs.

            2.8.3 Upon receipt of (i) evidence satisfactory to New Image of a payee's Pre-March Loan together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto and (ii) a letter from the Escrow Holder identified in Section 2.8.4, stating that such payee has remitted his share of the Transaction Costs, New Image shall cause to be distributed to such payee, one or more certificates representing the New Image Common to which such payee is entitled by virtue of this Agreement. In the event New Image receives a letter of transmittal from a payee but not the letter from the Escrow Holder relating to such payee, New Image shall register such payee's certificate(s) for New Image Common in the name of the Escrow Holder as trustee for such payee and shall deliver such certificate(s) to the Escrow Holder.

            2.8.4 The Escrow Holder shall be Ritchey Fisher Whitman & Klein, Attorneys at Law and counsel to Insight. Pursuant to this Agreement, and agreements between parties whose services may give rise to Transaction Costs, and subject to (i) limitations specified therein and in the letter of transmittal and (ii) compliance with applicable state and federal securities laws, in the event such payee does not remit his share of the Transaction Costs within the period ending 30 days after the 1996 Audit Release Date the Escrow Holder shall have the authority to sell, on behalf of the such payee, as many of his shares of New Image Common as is necessary to pay such payee's share of the Transaction Costs. If such payee pays his share of the Transaction Costs in full at any time after his certificate(s) are delivered to the Escrow Holder and within the period ending 30 days after the 1996 Audit Release Date, the Escrow Holder shall cause the related certificate(s) to be reissued into the name of the payee and delivered to him.

     2.9 TREATMENT OF FRACTIONAL SHARES. No fractional shares of New Image Common shall be issued hereunder or in the Merger, and the number of shares of New Image Common issued pursuant to the Merger shall be rounded up to the nearest whole number. Subject to such rounding of fractions, such shares shall be calculated for each Insight shareholder and each payee under a Pre-March Loan based on the aggregate number of shares of New Image Common issuable to such holder pursuant to the Merger or such payee pursuant to Section 2.8.


                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF INSIGHT

     Subject to the exceptions set forth in the Insight disclosure schedule (the "Insight Disclosure Schedule") delivered to and acknowledged by New Image concurrently herewith, Insight hereby represents and warrants to New Image as of each of the following dates or times, except as a specific representation or warranty may be expressly more limited, (i) the Date of this Agreement, (ii) the Closing Date, and (iii) the Effective Time, as follows:

     3.1 SUBSIDIARIES. Insight does not own or control, directly or indirectly, any interest in any other corporation, association, partnership, limited liability company, or other business entity.

     3.2 ORGANIZATION, GOOD STANDING AND QUALIFICATION. Insight is a corporation duly organized, validly existing, and in good standing under the laws of the State of California and has all requisite corporate power and authority to carry on its business as now conducted. Insight is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on the Business Condition of Insight.

     3.3    CAPITALIZATION; OPTIONS AND WARRANTS; VOTING RIGHTS; AND SECURITIES
            LAWS.

            3.3.1 The authorized capital stock of Insight consists of 10,000,000 shares of Insight Common, without par value, and 6,000,000 shares of Insight Preferred of which 1,500,000 have been designated Insight Series A Preferred and 3,500,000 have been designated Insight Series B Preferred.
Exhibit 3.3.1 is a schedule of Insight Capital Stock which is issued and outstanding on the Date of this Agreement showing as to each holder his name and address and the number of shares and class of Insight Capital Stock owned. Attached to the Insight Officers' Certificate delivered at the Closing will be a true and correct revised list of the holders of Insight Capital Stock, showing the same information as to ownership of Insight Capital Stock issued and outstanding as of the Closing.

            3.3.2 All of the issued and outstanding shares of Insight Capital Stock have been duly authorized and are validly issued, fully paid, and nonassessable. The designations, powers, preferences, rights, qualifications, limitations, and restrictions in respect of each class and series of authorized Insight Capital Stock are set forth in Insight's Amended and Restated Articles of

Incorporation filed with the California Secretary of State on August 24, 1995 (the "Insight Restated Articles").

            3.3.3 All outstanding options, warrants, rights (including conversion or preemptive rights), agreements, or understandings for the purchase or acquisition from Insight of any shares of Insight Capital Stock (collectively, the "Insight Common Purchase Rights") as of the Date of this Agreement are set forth in Exhibit 3.3.3. Attached to the Insight Officers' Certificate delivered at the Closing will be a true and correct revised list of the holders of Insight Common Purchase Rights outstanding as of the Closing.

            3.3.4 Insight is not a party or subject to any agreement or understanding and there is no agreement or understanding which, in any case, affects or relates to the voting or giving of written consents (i) with respect to any Insight Capital Stock or (ii) by any director of Insight.

            3.3.5 All the outstanding securities of Insight were issued in compliance with all applicable federal and state securities laws, except where the failure to so comply would not have a material adverse effect on the Business Condition of Insight.

            3.3.6 Exhibit 3.3.6 is a schedule of the Pre-March Loans setting forth as to each, the payee's name, address, tax-payer identification or social security number, and the principal amount together with interest accrued thereon through the Closing Date.

     3.4 AUTHORIZATION. Insight has full corporate power and authority to execute and deliver this Agreement and the Merger Agreement, and to perform its obligations under and to consummate the transactions contemplated by this Agreement and the Merger Agreement. As of the Date of this Agreement, other than the shareholder approval of this Agreement and the Merger Agreement, all corporate action on the part of Insight has been duly and validly taken. As of the Closing Date and the Effective Date, all corporate action on the part of Insight will have been duly and validly taken. Assuming due execution and delivery by New Image and Sub, as applicable, this Agreement and the Merger Agreement constitute the legal, valid, and binding obligations of Insight, enforceable against Insight in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium, reorganization, or similar laws affecting creditors' rights generally, and to general equitable principles.

     3.5 LITIGATION, CLAIMS AND POTENTIAL CLAIMS. To its knowledge, there is no action, claim, arbitration, suit, proceeding, or investigation pending or, to its knowledge, currently threatened, against Insight which questions the validity of this Agreement and/or the Merger Agreement or the right of Insight to enter into either of them or to consummate the transactions contemplated hereby or thereby, or which might result either individually or in the aggregate, in any materially adverse change in the Business Condition of Insight. The foregoing includes, without limitation, actions pending or threatened (or any basis therefor known to Insight) involving the prior employment of any of Insight's employees, their use in connection with Insight's business of any information or techniques allegedly proprietary or confidential to any of their former employers, or their obligations under any agreements with prior employers. Insight is not a party or subject to the provisions of any order, writ, injunction, judgment, or decree of any court or government agency or instrumentality. There is no action, suit, proceeding, or investigation by Insight currently pending or which Insight intends to initiate. To its best knowledge, there is no present defect in any of Insight's products that have been manufactured by Insight, or manufactured by others and sold by Insight, that would be likely to give rise to a product liability claim, action, suit, arbitration, investigation, hearing, notice of claim, or other legal, administrative, or governmental proceeding, the ultimate outcome of which would have a material adverse effect on the Business Condition of Insight.

     3.6 COMPLIANCE WITH LAW. The business and operations of Insight have been and are being conducted in accordance with all applicable federal, state, and local laws, rules, and regulations, except in those instances in which failure to comply would not have a material adverse effect on the Business Condition of Insight. The execution and delivery by Insight of this Agreement and the Merger Agreement, the performance by Insight of its obligations under this Agreement and the Merger Agreement, and the consummation of the transactions contemplated hereby and thereby, do not and will not, with or without the giving of notice or the lapse of time, or both: (i) require any authorization, consent, approval, license, exemption of, or filing or registration with, any court or governmental department, commission, board, bureau, agency, or instrumentality of government, the lack of which would have a materially adverse effect on the Business Condition of Insight, (ii) violate or conflict with any provision of law, statute, rule, regulation, or executive order to which Insight is subject or by which the assets or properties of Insight are bound or affected, where such violation or conflict would be expected to have a material adverse effect on such Business Condition, (iii) violate or conflict with any order, writ, judgment, injunction, decree, determination, or award applicable to Insight, or by which the property or assets of Insight are bound or affected, (iv) violate or conflict with any provision of the Articles of Incorporation or Bylaws of Insight, (v) violate or conflict with, result in a breach of, or constitute (with or without notice or lapse of time or both) a default under, any indenture, loan, or credit agreement, note agreement, deed of trust, mortgage, security agreement, or other agreement, lease or instrument, commitment or arrangement to which Insight is a party or by which Insight or any of its properties, assets, or rights is bound or affected, where such violation would be expected to have a material adverse effect on such Business Condition, (vi) result in the creation or imposition of any lien, mortgage, security interest, charge, or encumbrance upon any of the properties or assets of Insight under any agreement (written or oral) or other instrument to which Insight is a party, or by which the properties or assets of Insight are bound or affected, or (vii) violate or conflict with the terms or conditions, or result in the loss or suspension of any license, legal privilege, or legal right enjoyed by Insight where such loss or suspension would have a material adverse effect on such Business Condition.

     3.7 AGREEMENTS. Except for agreements explicitly contemplated hereby and by the Merger Agreement, Insight is not a party or subject to any of the following:

                    (i) any employee plan or contract that provides for bonuses, pensions, options, stock purchase, deferred compensation, retirement payments, or profit sharing plan or arrangement,

                    (ii) any collective bargaining or other contract or agreement with any labor union,

                    (iii)any real property lease,

                    (iv) any employment agreement consulting contract or other similar agreement not terminable at will without penalty to Insight,

                    (v) any noncompetition agreement or contract which restricts Insight from doing business anywhere in the world,

                    (vi) any contract or agreement pursuant to which any person has the right to receive any participation or other payment which is based or measured in whole or in part upon the gross or net receipts of Insight, or

                    (vii)any other contract or agreement that includes a purchase or other commitment that is substantially in excess of the normal current requirements of its business or was made at a price or rate substantially in excess of the then current market price or on terms and conditions substantially more onerous than is usual and customary in its business and which, either individually or in the aggregate, constitute payment obligations for Insight in excess of $50,000.

     3.8 RELATED-PARTY TRANSACTIONS. As of the Closing and the Effective Time, (i) except for $450,000 of Post-February Loans (which are set forth in Exhibit 3.8) and other loans approved by New Image, Insight will not be indebted to any employee, officer, director, or shareholder; or member of his or her family, and (ii) as of the Date of this Agreement, none of such persons will be or is indebted to Insight, and (iii) as of the Date of this Agreement, Insight will not have made (or committed to make) and has not made (or committed to make) loans or extended or guaranteed credit to any of such persons. None of such persons has any direct or indirect ownership interest in any firm or corporation with which Insight is affiliated or with which Insight has a business relationship, or any firm or corporation that competes with Insight, except that employees, officers, or directors of Insight and members of their families may own stock in publicly traded companies that may compete with Insight. Except for the Post-February Loans, no member of the immediate family of any officer or director of Insight is directly or indirectly interested in any material contract with Insight.

     3.9 PERMITS. Insight has all franchises, permits, licenses, and any similar authority (collectively, "Permits") necessary for the conduct of its business, the lack of which could materially and adversely affect the Business Condition of Insight. Exhibit 3.9 sets forth all of Insight's Permits. Insight is not in default in any material respect under any Permit.

     3.10 ENVIRONMENTAL AND SAFETY LAWS. Insight has not received any notice of any claim, proceeding, or investigation under federal, state, or local law, or any law of any foreign jurisdiction, relating to air, soil, subsurface, or water pollution; soil monitoring; or the storage, treatment, disposal, removal, remediation, release, discharge, or emission of any Hazardous

Material (as defined below), with respect to the business activity of Insight. Insight has never owned, leased, or operated or otherwise controlled any real property at which a claim or proceeding is presently pending or threatened, nor, to its knowledge, is there any condition on any such property which would give rise to any such claim or proceeding under federal, state, or local law, or any law of any foreign jurisdiction, relating to air, soil, subsurface, water pollution, soil monitoring, or the storage, treatment, disposal, removal, remediation, release, discharge or emission of any Hazardous Material. For the purposes of this Agreement, "Hazardous Material" shall mean any flammables, asbestos, explosives, radioactive materials, hazardous waste, toxic substances, or related material, including, without limitation, any substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," or "toxic substances," under any applicable federal, state, local, or foreign law, rule, regulation, or order; or which any federal, state, local, or foreign law, rule, regulation, or order designates as potentially dangerous to public health and/or safety when present in the environment.

     3.11 MANUFACTURING AND MARKETING RIGHTS. Insight has not granted rights to manufacture, produce, assemble, license, market, or sell its products to any other person and is not bound by any agreement that affects Insight's exclusive right to develop, manufacture, assemble, distribute, market, or sell its products.

     3.12 TITLE TO PROPERTY AND ASSETS. Insight has good and marketable title to all of its properties and assets of every kind and nature, whether tangible or intangible, wherever located, used in the conduct of its business all of which are set forth in Exhibit 3.12 (the "Assets"), free and clear of all mortgages, liens (including, without limitation, tax liens), charges, security interests, claims of infringement, conditions, restrictions, encumbrances, and obligations (collectively, "Liens"). Exhibit 3.12 includes a complete list of all real property owned by or leased to Insight. All such leases are valid, enforceable, and effective in accordance with their terms. There is not under any such lease any existing or claimed default by Insight or any event or condition which with notice or lapse of time or both would constitute a material default by Insight, and all rentals, royalties, or other payments accruing thereunder prior to the Date of this Agreement have been fully paid. No lease under which Insight is lessee of any real property contains any provision which either (i) treats a sale or transfer of any or all of the outstanding stock of Insight or a merger of Insight with another person as an assignment of Insight's leasehold interest or (ii) otherwise requires the consent of the lessor in the event of any such sale, transfer, or merger. The Assets are adequate for the operation of the business of Insight as presently conducted. The tangible assets are in good operating condition and repair.

     3.13   FINANCIAL STATEMENTS.

            3.13.1 Insight has agreed to provide monthly interim financial statements pursuant to Section 5.8. Attached as Exhibit 3.13A is Insight's estimated Closing Date balance sheet (the "Estimated Closing Date Balance Sheet"). Attached as Exhibit 3.13B are the following financial statements (collectively such interim financial statements, the Estimated Closing Date Balance Sheet and the following financial statements are referred to as the "Financial Statements"):

                    (i) the unaudited consolidated balance sheet (the "Latest Balance Sheet") of Insight at December 31, 1995, together with the related statements of operations, shareholders' equity, and cash flow for the three-month period then ended (collectively, the "December 31, 1995 Financial Statements"); and

                    (ii) the audited consolidated balance sheets of Insight at September 30, 1995 and 1994 together with the related statements of operations, shareholders' equity, and cash flow for the twelve-month periods then ended (the "September 30, 1995 Financial Statements" and "September 30, 1994 Financial Statements," respectively), accompanied by the opinion thereon of Coopers & Lybrand LLP, independent public accountants.

Each of the statements comprising the Financial Statements, including any notes thereto are, or in the case of the interim statements will be, in accordance with the books and records of Insight, have been prepared in accordance with GAAP and fairly present the financial condition of Insight as of the dates thereof and its results of operations, shareholders' equity, and cash flows for the periods covered thereby. Except for the Estimated Closing Date Balance Sheet, in the preparation of the Financial Statements, GAAP has or will be applied on a basis consistent with prior periods. The Estimated Closing Date Balance Sheet Shall be prepared on a basis consistent with prior internally proposed financial statements. The notes evidencing the Post-February Loans have and will be accounted for in accordance with their terms. Other than liabilities which have arisen since December 31, 1995 in the ordinary course of business, Insight has not incurred any material debt, liability, or obligation of any kind, direct or indirect, whether accrued, fixed, contingent or otherwise, except fees and expenses incurred in the ordinary course of business and consistent with Insight's covenants and agreements in Article V.

            3.13.2 Insight has no accrued liability or contingent liability which is not provided for in the Insight December 31, 1995 Financial Statements and the Estimated Closing Date Balance Sheet or where the amount of the payment to discharge it will exceed the amount of the related accrual or reserve.

            3.13.3 Insight's net asset value at the Closing Date will not be less than a negative $2,900,000 plus a downward adjustment in an amount which shall be mutually agreed to reflect a write-off for Chart-It.

     3.14   CHANGES.  Since December 31, 1995, there has not been:

            3.14.1 any change in the assets, liabilities, financial condition, or operating results of Insight from that reflected in the Financial Statements, except changes in the ordinary course of business which have not been, in the aggregate, materially adverse to the Business Condition of Insight;

            3.14.2 any damage, destruction, or loss, whether or not covered by insurance, materially and adversely affecting the Business Condition of Insight;

            3.14.3 any waiver by Insight of a valuable right or of a material debt owed to it;

            3.14.4 any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by Insight, except in the ordinary course of business and which is not material to the Business Condition of Insight;

            3.14.5 any change or amendment to a material contract or arrangement by which Insight or any of its assets or properties is bound or subject;

            3.14.6 any material change in any compensation arrangement or agreement with any employee;

            3.14.7 any change in accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) of Insight;

            3.14.8  any revaluation by Insight of any of its assets;

            3.14.9 any declaration, setting aside, or payment of a dividend or other distribution in respect of the capital stock of Insight, or any direct or indirect redemption, purchase, or other acquisition by Insight of any of the Insight Capital Stock;

            3.14.10 any loan by Insight to any person or entity, or guaranty by Insight of any loan;

            3.14.11 any waiver or release of any material right or claim of Insight, except in the ordinary course of business;

            3.14.12 any commencement or notice or threat of commencement of any civil litigation or any governmental proceeding against or investigation of Insight or its affairs; or

            3.14.13 any agreement entered into by Insight to do any of the things described in the preceding clauses 3.14.1 through 3.14.12.

     3.15 EMPLOYEES AND LABOR. Exhibit 3.15 is a complete list of all employees (full-time or part-time) of Insight as of the date of this Agreement. An updated list as of the Closing Date attached to the Closing Date Insight Officers' Certificate will be a complete list of all employees as of the Closing Date. Such schedule sets forth as to each Insight employee (i) the terms of employment, (ii) the rate of compensation, and (iii) the applicable severance or bonus arrangements upon termination, if any. Insight has delivered to New Image accurate copies of all handbooks, manuals and writings describing Insight's employment policies. Insight, has complied in all material respects with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, and the payment and withholding of taxes.

     3.16 EMPLOYEE BENEFIT PLANS. Insight does not have any Employee Benefit Plan as defined in the Employee Retirement Income Security Act of 1974.

     3.17   TAXES.

            3.17.1 All Tax (as defined herein) returns, statements, reports, and forms (including estimated Tax returns and reports and information returns and reports) required to be filed prior to the Closing and prior to the Effective Date with any Taxing Authority (as defined herein) with respect to all Taxable periods ending with the Effective Date, by or on behalf of Insight (collectively, the "Insight Returns"), have been or will be completed and filed when due (including any extensions of such due date), and all amounts shown due thereon on or before the Closing Date and the Effective Date have been satisfied or accrued in full on or before such dates. The Latest Balance Sheet and the Estimated Closing Date Balance Sheet each (i) fully accrues all actual and contingent liabilities for Taxes (including interest and penalties where applicable) with respect to all periods through their respective dates, and Insight has not, and will not, incur any Tax liability (including interest and penalties where applicable) in excess of the amounts reflected on such balance sheets for the periods ending on their respective dates, and (ii) fully accrues all liabilities for Taxes (including penalties and interest) payable after the dates of the Latest Balance Sheet and the Estimated Closing Date Balance Sheet, in each case with respect to all transactions and events occurring on or prior to its date. All withholding Tax requirements imposed on Insight for all taxable periods ending with the Date of this Agreement, the Closing Date, and the Effective Date will have been satisfied in full or accrued for as of such dates. All information set forth in the notes to the Financial Statements relating to Tax matters is true, complete, and accurate in all material respects. Exhibit 3.17.1 is a schedule of all Taxes due as of the Date of this Agreement, including all penalties and interest due in connection therewith, and a description of all agreements with each Tax Authority with which Insight has an agreement concerning the terms of payments of Taxes and related penalties and interest, if any. A complete and accurate schedule of all Taxes due as of the Closing Date, including all penalties and interest due in connection therewith, and a description of all agreements with each Tax Authority with which Insight has an agreement as of such date concerning the terms of payments of Taxes and related penalties and interest, if any, will be attached to the Insight Officers' Certificate.

            3.17.2 No material Tax liability since the date of the Latest Balance Sheet has been incurred other than in the ordinary course of business. Insight has collected or withheld, and paid to the applicable financial institutions or Taxing Authorities all amounts required to be collected or withheld. Neither Insight nor any member of an affiliated or combined group of which Insight has been a member has been granted any extension or waiver of the limitation period applicable to any Insight Return.

            3.17.3 There is no material claim, audit, action, suit, proceeding, or investigation now pending or threatened against or with respect to Insight in respect of any Tax or assessment. No notice of deficiency or similar document of any Tax Authority has been received by Insight, and there are no liabilities for Taxes (including liabilities for interest additions to tax and penalties thereon and related expenses) with respect to the issues that have been raised (and are currently pending) by any Tax Authority. (Any exception to this warranty which is included in the Insight Disclosure Schedule shall set forth in detail the amount and due dates of the taxes overdue, any penalties and interest which have accrued, and any agreement concerning the terms of payment of such taxes, penalties, and interest.)

            3.17.4 For purposes of this Agreement, the following terms have the following meanings: "Tax" (and, with correlative meaning "Taxes" and "Taxable") means any foreign, federal, state, or local tax assessment or other like governmental charge imposed by any governmental entity (a "Taxing Authority") responsible for the imposition of any such Tax, including, without limitation, payroll, withholding, and other payroll-related taxes.

     3.18 PURCHASE AND SALE OBLIGATIONS. Since the date of the Latest Balance Sheet, all purchase and sale orders made by or on behalf of Insight have been made in the usual and ordinary course of its business in accordance with Insight's normal practices. Exhibit 3.18 sets forth all outstanding purchase orders issued after December 31, 1995, the original amount of which was $25,000 or more, and as to each (i) the vendor's name and address, (ii) a description of the items covered, (iii) the current status of the order, and (iv) whether Insight payments are current and within terms. After the Date of this Agreement, Insight will not enter into any purchase obligation in excess of $25,000 without the prior written consent of New Image.

     3.19 INSURANCE. Insight has in full force and effect fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed and Insight has insurance against other hazards, risks, and liabilities to persons and property to the extent and in the manner customary for companies in similar businesses similarly situated. Exhibit 3.19 is a complete and correct list and summary description of all self insured risks, and all insurance policies held by Insight, disclosing the risks insured against, coverage limits, deductible amounts, annual premiums, and other material provisions. Insight has no potential liability with respect to retrospective premium adjustments.

     3.20 NO CHANGE OF CONTROL PROVISION. Insight is not a party or subject to any agreement, contract, or other obligation which would require the making of any payment other than payments as contemplated by this Agreement to any employee of Insight or to any other person as a result of the consummation of the transactions contemplated herein.

     3.21 INVENTORY. The inventories of raw materials, work in process, and finished goods (collectively, "Inventories") shown on the Latest Balance Sheet and the Estimated Closing Date Balance Sheet consist of items of a quality and quantity usable and salable in the ordinary course of business by Insight, except for obsolete and slow-moving items and items below standard quality, all of which have been written down on the books of Insight to net realizable market value or have been provided for by adequate reserves. All items included in Inventories are the property of Insight and in its possession and control, and have been acquired by Insight in the ordinary course of business. No item included in Inventories has been pledged as collateral or is held by Insight on consignment from others. The Inventories shown on all Financial Statements and the Estimated Closing Date Balance Sheet are based on quantities determined by physical count or measurement, taken within the preceding twelve months, and are valued at the lower of cost (determined on a first-in, first-out basis) or market value and on a basis consistent with that of prior years. The preceding sentence shall not be construed as requiring a physical count or measurement of Insight inventory other than in connection with the preparation of the September 30, 1995 Financial Statements and the Audited Closing Date Financial Statements.

     3.22 ACCOUNTS RECEIVABLE. Subject to changes in accounts receivable and inventory which are within the scope of activities Insight is permitted to take pursuant to Section 5.1.1, all accounts receivable of Insight are shown on the Estimated Closing Date Balance Sheet and arose from valid sales in the ordinary course of business and the net amount of accounts receivable shown in the Estimated Closing Date Balance Sheet is good and will be collected net of the allowance for doubtful accounts.

     3.23 WARRANTY OBLIGATIONS AND RETURNS. Insight maintains in the ordinary course of business adequate reserves for anticipated warranty liability or obligations and/or return of products previously shipped to customers. The reserves on the Estimated Closing Date Balance Sheet for customer returns and warranty obligations which have occurred or may occur are adequate to cover the profit margin previously recognized on items returned and to be returned and the cost of repairs and replacements for all warranty claims, which in either case may arise with respect to products manufactured prior to the Closing.

     3.24   PATENTS, TRADEMARKS, ETC.

            3.24.1 To its knowledge, Insight owns or has the right to use, or prior to the Closing Date will own or have the right to use, free and clear of all Liens, charges, claims, and restrictions, all patents, trade secrets, trademarks, service marks, trade names, copyrights, licenses, and rights necessary to its business as now conducted ("Insight Intellectual Property Rights"), and, to Insight's knowledge, has not and is not infringing upon or otherwise acting adversely to the right or claimed right of any person under or with respect to any of the foregoing. Exhibit 3.24.1 sets forth all corporate names, trade names, trademarks, service marks, patents, patent applications, and registered copyrights comprising the Insight Intellectual Property Rights and all options, licenses or agreements relating to such rights. There are no outstanding options, licenses, or agreements of any kind relating to the foregoing held by any third party of which Insight is aware except those made in the ordinary course of business which will have no material adverse effect on the Business Condition of Insight. Insight has not received any written communications alleging that Insight has violated any patent, trademark, service mark, trade name, copyright or trade secret, or other proprietary right of any other person or entity. Insight is not aware that any of its employees is obligated under any fiduciary duty or any contract (including licenses, covenants, or commitments of any nature) or other agreement, or subject to any judgment, decree, or order of any court or administrative agency, that would limit the scope of the activities of such employee to promote the interests of Insight or that would conflict with Insight's business as currently conducted or proposed. Except for inventions to which it has gained ownership or rights sufficient to carry on its business as currently conducted and proposed, and subject only to exceptions noted in Section 3.24.1 of the Insight Disclosure Schedule, no officer, director, or employee of Insight owns or has a license to any patent, trade secret, trademark, service mark, trade name, copyright, license or other rights which in any way conflicts with the Insight Intellectual Property Rights or with Insight's business as currently or proposed to be conducted. To Insight's knowledge, all filings with respect to Insight Intellectual Property Rights which require a filing in order to achieve protection under patent, trademark, or copyright laws, as applicable, have been made in a timely manner so that none of the rights which would accrue upon a timely filing have been or will be denied as a result of an untimely filing and it has received no notice or assertion from any governmental agency or any other person or entity that any of such filings was not a timely filing.

            3.24.2 Insight has taken reasonable security measures to protect the confidentiality of its trade secrets.

     3.25 FRAUD. No officer, director, or principle shareholder of Insight has willfully deceived any officer of New Image with the intent to induce New Image to alter its position to its injury or risk. For this purpose a deceit is either (i) the suggestion, as a fact, of that which is not true, by one who does not believe it to be true, (ii) the assertion, as a fact, of that which is not true, by one who has no reasonable ground for believing it to be true, (iii) the suppression of a fact, by one who is bound to disclose it, or who gives information of other facts which are likely to mislead for want of communication of that fact, or (iv) a promise, made without any intention of performing it.

     3.26 DISCLOSURE. All information relating to and concerning Insight contained in this Agreement, any Exhibit to this Agreement, the Insight Disclosure Schedule or in any other certificate, instrument, or schedule given by Insight to New Image or its representatives in connection with this Agreement or the Merger Agreement, is true and correct in all material respects, and Insight has not omitted to state any material fact necessary to prevent the statements made herein and therein, in light of the circumstances under which they were made, from being misleading.

     3.27 HTMI LICENSE. With respect to Insight's license(s) to use patent(s) of High Tech Medical Instrumentation ("HTMI") as such patent(s) are currently being used in Insight's products, such license(s):

                    (i) is/are valid and enforceable and in full force and effect,

                    (ii) is/are not the subject of any dispute between Insight and HTMI,

                    (iii) have no provision which would give HTMI grounds to assert that Insight's entry into this Agreement or the Merger Agreement or the transactions contemplated herein or therein is or would be a breach of its license(s) to Insight, and

                    (iv) Insight has been and is performing all things on its part to be performed thereunder in accordance with license terms.

     3.28 COMPLIANCE WITH COVENANTS. As of the Closing Date and the Effective Date, Insight will be in full compliance with its covenants and agreements contained in Article V.

     3.29 PAYABLES AGING. Exhibit 3.29 is a schedule of Insight payables as of the date of the Latest Balance Sheet categorized to show payables 30 days old or less, from 31 to 60 days old, from 61 to 90 days old, and over 90 days old. Neither the dollar amount of Insight payables which are or will be more than 30 days old as of (i) the Date of this Agreement or (ii) the Closing Date, will exceed the dollar amount of payables which were more than 30 days old as of the date of the Latest Balance Sheet by more than $600,000. In determining the amount of such excess, accounts payable owing to Sony and Costar which have not been outstanding longer than permitted by their respective payment terms shall be disregarded. Insight represents that as of the Closing, Insight will have paid $44,329 of amounts owing to the California EDD and $125,834 of the current amounts owing to the Internal Revenue Service.

     3.30 POOLING OF INTERESTS. To its knowledge, based upon consultation with its independent accountants, neither Insight nor its directors, officers, or stockholders has taken any action which would interfere with New Image's ability to account for the Merger as a pooling of interests.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                              OF NEW IMAGE AND SUB

     Subject to the exceptions set forth in the New Image disclosure schedule (the "New Image Disclosure Schedule") delivered to and acknowledged by Insight concurrently herewith and except as disclosed in the New Image Disclosure Documents, New Image and Sub each hereby represents and warrants to Insight as of the Date of this Agreement, as follows:


     4.1 ORGANIZATION, GOOD STANDING AND QUALIFICATION. Each of New Image and Sub is a corporation duly organized, validly existing, and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to carry on its businesses as now being conducted. New Image is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on the Business Condition of New Image. New Image has delivered to Insight complete and correct copies of the Certificate of Incorporation and Bylaws of New Image and the Articles of Incorporation and Bylaws of Sub, as amended to the date hereof.

     4.2    CAPITALIZATION AND VOTING RIGHTS.

            4.2.1 As of the Date of this Agreement, the authorized capital stock of New Image consists of 10,000,000 shares of New Image Common and 1,000,000 shares of New Image Preferred. At the close of business on December 31, 1995, 4,794,438 shares of New Image Common were outstanding, and 1,384,677 shares of New Image Common were subject to issuance upon the exercise of outstanding stock options, stock purchase rights, and warrants (collectively, "New Image Common Purchase Rights"). No shares of New Image Common were held by New Image in its treasury, and no shares of New Image Preferred were outstanding. As of the close of business on the day prior to the Closing Date, the number of shares of New Image

Common issued and outstanding will be as set forth in the New Image Officers' Certificate delivered on the Closing Date.

            4.2.2 All of the outstanding shares of New Image Common have been duly authorized and are validly issued, fully paid, nonassessable and free of preemptive rights. As of the Date of this Agreement, the authorized capital stock of Sub consists of 100,000 shares of Common Stock without par value, all of which are owned by New Image and have been duly authorized and are validly issued, fully paid, nonassessable.

            4.2.3 Except for New Image Common Purchase Rights, there are no outstanding options, warrants, calls, conversion rights, agreements, or understandings for the purchase or acquisition from New Image or Sub of any shares of either of their capital stock. New Image is the owner of all outstanding shares of capital stock of each of its subsidiaries and all such shares have been duly authorized and are validly issued, fully paid, and nonassessable.

     4.3 VALID ISSUANCE OF NEW IMAGE EXCHANGE SHARES. The New Image Exchange Shares have been duly authorized and, when issued in accordance with the terms of this Agreement and the Merger Agreement, will be validly issued, fully paid, nonassessable, free of preemptive rights, and issued in compliance with all applicable securities laws as presently in effect of the United States and each of the states whose securities laws govern the issuance of such securities. The issuance of New Image Exchange Shares and New Image Loan Exchange Shares is exempt from the registration requirements of Section 5 of the Securities Act, by reason of Section 4(2) thereof and exempt from the qualification requirements of California securities laws by reason of Section 25100(o) thereof.

     4.4 AUTHORIZATION. As applicable, each of New Image and Sub has full power and authority, whether corporate or otherwise, to execute and deliver this Agreement and the Merger Agreement, and to perform its respective obligations under, and to consummate the transactions contemplated by, this Agreement and the Merger Agreement, and all corporate actions of New Image and Sub necessary for such execution, delivery, and performance have been duly and validly taken, including but not limited to, approvals under applicable corporation laws and rules and regulations promulgated by the National Association of Securities Dealers, Inc. ("NASD"). Assuming due execution and delivery by Insight, as applicable, this Agreement and the Merger Agreement each constitutes the legal valid, and binding obligation of New Image and Sub, enforceable against New Image and Sub, as applicable, in accordance with its terms subject, as to enforcement of remedies, to applicable federal and state bankruptcy, insolvency, moratorium, reorganization, or similar law affecting creators' rights generally and to general equitable principles. The execution and delivery of this Agreement and the Merger Agreement by New Image and Sub, as applicable, do not, and the performance and consummation by New Image and Sub of the applicable transactions contemplated by such agreements will not (i) conflict with or result in a breach or violation of or default under, or give rise to any right of acceleration (whether by notice or lapse of time or both) or termination of any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, lease, material license, material agreement, or other material instrument or obligation to which New Image and/or Sub is a party or by which any of New Image's assets or properties are bound; (ii) violate any judgment, order, injunction or decree applicable to New Image or any of its assets or properties; or (iii) violate any federal or state statute, rule or regulation applicable to New Image or any of its assets or properties; or (iv) contravene or violate the Certificate of Incorporation or Bylaws of New Image or the Articles of Incorporation or Bylaws of Sub, except for conflicts, breaches, violations, defaults, accelerations, terminations or contraventions referred to in clause (i) above which would not have a material adverse effect on the Business Condition of New Image. No consent, approval, authorization, order, or registration, of or with any court or any regulatory authority or any other governmental body is required for the consummation by New Image or Sub of the transactions contemplated by this Agreement and the Merger Agreement.

     4.5 LITIGATION. There are no actions, proceedings, or litigation of any nature, pending or, to the knowledge of New Image, threatened against or involving New Image or any of its assets, or against or involving any of its officers, directors, employees or consultants in connection with the business or affairs of New Image, and New Image is not subject to and is not in default with respect to any writ, order, judgment, injunction, or decree. New Image is not aware of any facts which might if adversely determined, reasonably result in matters described in this Section 4.5 having a material adverse effect on the Business Condition of New Image. The foregoing includes, without limitation, inquiries, claims, investigations or actions pending or threatened (or any basis therefor known to New Image) by the NASD, the SEC, or any state securities regulator.

     4.6 COMPLIANCE WITH LAW. New Image holds all licenses, franchises, permits, and authorizations necessary for the lawful conduct of its business and has complied, and is currently in compliance, with all applicable statutes, laws, ordinances, rules, and regulations of all federal state, local, and foreign governmental bodies, agencies, and subdivisions having, asserting, or claiming jurisdiction over it or over any part of its operations, except where the failure to be in compliance has not had and is not reasonably expected to have a material adverse effect on the Business Condition of New Image.

     4.7 SECURITIES EXCHANGE COMMISSION DOCUMENTS; NEW IMAGE FINANCIAL STATEMENTS. New Image has furnished Insight with true and complete copies of its report on Form 10-Q for the quarter ended December 31, 1995, its 1995 Annual Report, its Proxy Statement for its 1995 Annual Meeting, and its report on Form 10-K for its year ended June 30, 1995 (where applicable without exhibits, although exhibits will be made available to Insight at its request). All such filings were filed with the SEC and, as applicable, with the NASD, and state securities regulatory agencies, on a timely basis. As of their respective dates, the New Image Disclosure Documents complied in all material respects with the requirements of the Exchange Act and/or the Securities Act as applicable, and none of such documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed New Image Disclosure Document. The financial statements of New Image included in the New Image Disclosure Documents (the "New Image Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q) and fairly present the consolidated financial position of New Image and its consolidated subsidiaries at the dates thereof together with the related statements of operations, shareholders equity, and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring audit adjustments). There has been no change in New Image's accounting policies except as described in the notes to the New Image Financial Statements.

     4.8    CHANGES.  Since December 31, 1995, there has not been:

            4.8.1 any change in the assets, liabilities, financial condition, or operating results of New Image from that reflected in the New Image Financial Statements, except changes in the ordinary course of business which have not been, in the aggregate, materially adverse;

            4.8.2 any damage, destruction, or loss, whether or not covered by insurance, which materially and adversely affected the Business Condition of New Image;

            4.8.3 any waiver by New Image of a valuable right or of a material debt owed to it;

            4.8.4 any satisfaction or discharge of any lien, claim, or encumbrance; or payment of any obligation by New Image, except in the ordinary course of business or as was not material to the Business Condition of New Image;

            4.8.5 any change or amendment to a material contract or other arrangement by which New Image or any of its assets or properties is bound or subject;

            4.8.6 any material change in any compensation arrangement or agreement with any employee;

            4.8.7   any revaluation by New Image of any of its assets;

            4.8.8 any declaration, setting aside, or payment of a dividend or other distribution in respect of the capital stock of New Image, or any direct or indirect redemption, purchase, or other acquisition by New Image of any material amount of its shares of capital stock;

            4.8.9 any loan by New Image to any person or entity, or guaranty by New Image of any loan, other than advances and loans to employees in the ordinary course of business or in connection with New Image's headquarters move;

            4.8.10 any waiver or release of any material right or claim of New Image, except in the ordinary course of business;

            4.8.11 any commencement, or notice or threat of commencement, of any civil litigation or any governmental proceeding against or investigation of New Image or its affairs; or

            4.8.12 any agreement entered into by New Image to do any of the things described in the preceding clauses 4.8.1 through 4.8.11.

     4.9 NO DEFAULTS. Neither New Image nor any of its subsidiaries is, or has received notice that it is or would be with the passage of time, (i) in violation of any provision of its Certificate of Incorporation or Bylaws, or
(ii) in default or violation of any term condition or provision of (a) any judgment, decree, order, injunction, or stipulation applicable to New Image or any of its subsidiaries or (b) any agreement, note, mortgage, indenture, contract, lease, instrument, permit, concession, franchise, or license to which New Image or any of its subsidiaries is a party or by which New Image or any of its subsidiaries or their properties or assets may be bound, which violation or default referred to in clause (ii) would, individually or in the aggregate, have a material adverse effect on the Business Condition of New Image.

     4.10   PATENTS, TRADEMARKS, ETC.

            4.10.1 To its knowledge, New Image owns or has the right to use, or prior to the Closing Date will own or have the right to use, free and clear of all Liens, charges, claims, and restrictions, all patents, trade secrets, trademarks, service marks, trade names, copyrights, licenses, and rights necessary to its business as now conducted ("New Image Intellectual Property Rights"), and, to New Image's knowledge, has not and is not infringing upon or otherwise acting adversely to the right or claimed right of any person under or with respect to any of the foregoing. Exhibit 4.10 contains all corporate names, trade names, trademarks, service marks, patents, patent applications, and registered copyrights comprising the New Image Intellectual Property Rights. There are no outstanding options, licenses, or agreements of any kind relating to the foregoing held by any third party of which New Image is aware except those made in the ordinary course of business which will have no material adverse effect on the Business Condition of New Image. New Image has not received any written communications alleging that New Image has violated any patent, trademark, service mark, trade name, copyright or trade secret, or other proprietary right of any other person or entity by reason of any such activity. New Image is not aware that any of its employees is obligated under any fiduciary duty or any contract (including licenses, covenants, or commitments of any nature) or other agreement, or subject to any judgment, decree, or order of any court or administrative agency, that would limit the scope of the activities of such employee to promote the interests of New Image or that would conflict with New Image's business as currently conducted or proposed. Except for inventions to which it has gained ownership or rights sufficient to carry on its business as currently conducted or proposed, New Image does not believe it is or will be necessary to utilize any invention made by an employee prior to his or her employment by New Image.

            4.10.2 New Image has taken reasonable security measures to protect the confidentiality of its trade secrets.

     4.11 DISCLOSURE. No representation or warranty made by New Image in this Agreement, nor any document, written information, statement, financial statement, certificate, schedule, or exhibit prepared and furnished, or to be prepared and furnished, by New Image or its representatives pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished. To the knowledge of New Image after reasonable inquiry, there is no event, fact, or condition that materially and adversely affects the Business Condition of New Image and Sub taken as a whole, or that reasonably could be expected to do so, that has not been set forth in this Agreement, in the New Image Disclosure Schedule or the New Image Disclosure Documents.


                                    ARTICLE V
                   CONDUCT AND TRANSACTIONS PRIOR TO EFFECTIVE
                           TIME; ADDITIONAL AGREEMENTS

     During the period from the Date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time (except as otherwise provided herein), the parties agree (except to the extent that the other parties shall otherwise consent in writing) that:

     5.1 CONDUCT OF INSIGHT BUSINESS. Insight shall run its business in the usual, regular, and ordinary course of business in substantially the same manner as heretofore conducted. Insight shall promptly notify New Image of any event or occurrence not in the ordinary course of business of Insight, and any event of which Insight is aware which reasonably would be expected to have a material and adverse effect on the Business Condition of Insight. Except as expressly contemplated by this Agreement or disclosed in the Insight Disclosure Schedule, after the Date of this Agreement Insight shall not without the prior written consent of New Image:

                    (i) except with respect to (a) terms of options or warrants outstanding on the date hereof, or (b) conversion of Insight A Preferred and Insight B preferred into Insight Common in accordance with their terms, issue, deliver, or sell, authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into capital stock;

                    (ii) grant any severance or termination pay to any director, officer, employee, or consultant;

                    (iii)transfer or license to any person or entity any right to, or agree to an amendment to its rights under, the Insight Intellectual Property Rights;

                    (iv) enter into or amend any agreement pursuant to which any other party is granted manufacturing, marketing, distribution, or other similar rights of any type or scope with respect to any product of Insight;

                    (v) commence a lawsuit other than for breach of this Agreement;

                    (vi) except as contemplated herein, declare or pay any dividend on or make any other distribution (whether in cash, stock, or property) in respect of any of its capital stock, or split, combine, or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock; or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

                    (vii)acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association, or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which, in the case of assets, are material individually or in the aggregate, to the Business Condition of Insight;

                    (viii)sell, lease, license, or otherwise dispose of any of Insight's properties or assets except sales in the ordinary course of business of products manufactured or distributed by it at customary prices on customary terms;

                    (ix) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others from March 1, 1996 to the Closing, except loans from its shareholders in the amount of $450,000;

                    (x) adopt or amend any employee benefit plan, program, policy or other arrangement, or enter into any employment contract, pay any special bonus or special remuneration to any director, employee, or consultant, or increase the salaries or wage rates of its employees or the aggregate amount of its payroll;

                    (xi) without the prior written consent of New Image, enter into any purchase order for goods or services, marketing, or advertising in an amount exceeding $25,000; or

                    (xii)operate Insight so as to have a negative "cash" account on the Insight balance sheet contained in the Audited Closing Date Financial Statements.

     5.2 ACCESS TO INFORMATION. Insight and New Image have entered into one or more written agreements respecting the exchange of information between the parties and related matters (collectively, the "Confidentiality Agreement"), Insight and New Image shall each afford the other and their respective accountants, counsel, and other representatives, reasonable access during normal business hours during the period prior to the Effective Time, to (i) all of its properties, books, contracts, commitments, and records, and (ii) all other information concerning its business, properties, and personnel as the other may reasonably request. Insight and New Image each agrees to provide to the other and its accountants, counsel, and other representatives copies of internal financial statements promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

     5.3 CONSENTS. Each of New Image and Insight shall promptly apply for or otherwise seek, and use its commercially reasonable efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger. Insight shall use its best effort to obtain approval of its shareholders of the Merger as well as to obtain all necessary consents, waivers, and approvals under any of Insight's agreements, contracts, licenses, or leases in connection with the Merger, except such consents and approvals, if any, that New Image and Insight agree that Insight shall not seek to obtain (as such agreement(s) not to obtain consents and approvals are reflected in the Insight Disclosure Schedule).

     5.4 TRANSACTION COSTS. All costs and expenses incurred by Insight in connection with this Agreement, the Merger Agreement, and the transactions contemplated hereby and thereby, including, without limitation, attorneys fees, accounting fees, and fees of any brokers or advisors consulted in connection with the transactions relating to this Agreement (collectively, the "Transaction Costs") shall be borne and paid by Insight shareholders. New Image agrees to pay up to one-half of the first $25,000 of the Coopers & Lybrand LLP fees incurred and to be incurred in connection with services rendered in connection with the preparation of the Audited Closing Date Financial Statements. The Transaction Costs shall have had no net impact on the net asset value of Insight as of the Closing Date.

     5.5 PUBLIC ANNOUNCEMENTS. New Image and Insight each will consult in advance with the other concerning the timing and content of any announcement, press release, and public statement concerning the Merger and will not make any such announcement, release, or statement without the other's prior written consent; provided, however, that New Image may make any public statement concerning the Merger without Insight's prior written consent if, in the reasonable written opinion of counsel for New Image such statement or announcement is required to comply with applicable law and, before making such announcement New Image has provided to Insight copies of both such written statement or announcement that it proposes to make and such written opinion of counsel.

     5.6 TAX AND POOLING STATUS OF REORGANIZATION. New Image and Insight shall use commercially reasonable efforts to cause the Merger to be a reorganization within the meaning of Section 368(a) of the Code and a transaction which qualifies for pooling treatment under applicable accounting rules. Each of New Image and Insight shall use its best efforts to cause itself and each of its officers, directors, and 10% shareholders not to take any action that would adversely affect the ability of New Image to account for the business combination contemplated by this Agreement and the Merger Agreement as a pooling of interests under applicable accounting rules.

     5.7 ELECTION OR APPOINTMENT OF NEW IMAGE DIRECTOR. Promptly following the Effective Date, Mark Stevens shall be appointed to the New Image Board of Directors. Thereafter for so long as the recipients of New Image Exchange Shares and New Image Loan Exchange Shares own seven percent (7%) or more of the outstanding New Image Common, whenever Mark Stevens or other person serving as the representative of the holders of New Image Exchange Shares and New Image Loan Exchange Shares on the New Image board comes up for election, the board will nominate Mark Stevens or other person acceptable to a majority of such holders for reelection or election, as the case may be, to such board. This Section shall not be construed as requiring the New Image directors to appoint or nominate any person whose appointment or election, in the good faith exercise of business judgment, would not be in the best interests of all of the New Image shareholders.

     5.8 INSIGHT INTERIM FINANCIAL STATEMENTS. Commencing with financial statements for the month of January 1996, Insight agrees to provide New Image monthly with an unaudited consolidated balance sheet at month-end together with the related statements of operations, shareholders' equity, and cash flow for the month and the period of its current fiscal year then ended. Such financial statements shall meet the requirements of the final paragraph of Section 3.13.1. Those for the months of January through February, 1996, shall be provided by April 15, 1996, those for the month of March shall be provided by April 25, 1996, and those for the months of April 1996 through the Effective Date shall be provided within 15 calendar days of the applicable month-end.

     5.9 NO NEGATIVE CASH. Insight shall not permit its balance sheet cash account to be negative at the Closing Date.


                                   ARTICLE VI

           CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE MERGER

     The obligations of New Image and Insight to effect the transactions contemplated hereby are subject to satisfaction or express waiver of each of the following conditions:

     6.1 DISSENTING SHARES. The combined amount of Dissenting Shares and Insight Common owned by New Image shall not exceed ten percent (10%) of the total number of shares of Insight Capital Stock outstanding immediately prior to the Effective Date.

     6.2 SHAREHOLDER APPROVAL. This Agreement and the Merger Agreement shall have been approved by the shareholders of Insight in accordance with the CGCL and Insight's Articles of Incorporation and Bylaws.

     6.3 NO ACTIONS OR PROCEEDINGS. No claim, action, suit, investigation, or proceeding shall be pending or threatened before any court or governmental agency which presents a substantial risk of the restraint or prohibition of the transactions contemplated by this Agreement or the Merger Agreement or the obtaining of material damages or other relief in connection therewith.

     6.4 GOVERNMENT APPROVALS. All authorizations, consents, orders, or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any governmental entity necessary for the consummation of the transactions contemplated by this Agreement including, but not limited to, such requirements under applicable state securities laws, shall have been filed, occurred, or been obtained.

     6.5 INSIGHT AFFILIATE AGREEMENTS. New Image shall have received sufficient agreements in substantially the form of Exhibit 6.5 (the "Insight Affiliate Agreement") from affiliates of

Insight and holders of Insight Capital Stock to satisfy continuity of interest requirements for the transactions contemplated herein to qualify as a tax free reorganization within the meaning of Section 368(a) of the Code and for pooling of interests accounting under applicable accounting rules.

     6.6 STATUTES. No action shall have been taken, and no statute, rule, regulation, or order shall have been enacted, promulgated, or issued or deemed applicable to the Merger by any governmental entity which would (i) make the consummation of the Merger illegal, (ii) prohibit New Image's or Insight's ownership or operation of all or a material portion of the business or assets of Insight or New Image or compel New Image or Insight to dispose of or hold separate all or a material portion of the business or assets of Insight or New Image as a result of the Merger, or (iii) render New Image, Sub, or Insight unable to consummate the Merger, except for any waiting period provisions.


                                   ARTICLE VII

             FURTHER CONDITIONS TO OBLIGATIONS OF NEW IMAGE AND SUB

     The obligations of New Image and Sub to effect the transactions contemplated hereby are subject to the satisfaction at or prior to the Closing Date (or where so indicated the Effective Date) of the following further conditions, any of which may be waived in whole or in part by New Image and Sub in writing:

     7.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Insight set forth in this Agreement shall be true and correct in all material respects (except for such representations and warranties which are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true in all respects) as of the Date of this Agreement, the Closing Date, and the Effective Time, and New Image shall have received a certificate signed by the chief executive officers and the chief financial officers of Insight (the "Insight Officers' Certificate") in the form of
Exhibit 7.1 to such effect as of the Closing and a second such certificate as of the Effective Time.

     7.2 PERFORMANCE OF OBLIGATIONS OF INSIGHT. Insight shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement and the Merger Agreement prior to the Closing Date, including, without limitation, the provision to New Image in a timely manner of all information requested by it. A certification as to such performance shall be included in the Insight Officers' Certificates as of the Closing and the Effective Time.

     7.3 OPINION OF INSIGHT'S COUNSEL. New Image shall have received an opinion dated the Closing Date of Ritchey, Fisher, Whitman & Klein, counsel to Insight, in form and substance reasonably satisfactory to New Image, substantially in the form attached as Exhibit 7.3.

     7.4 PRE-MARCH LOANS. Holders of the Pre-March Loans shall have agreed to exchange amounts owing in connection with such loans for New Image Common as contemplated in Section 2.8.

     7.5 GUARANTEES OF INSIGHT SHAREHOLDERS. A percentage of recipients of New Image Exchange Shares and New Image Loan Exchange Shares acceptable to New Image shall have signed guarantees in the form of Exhibit 7.5 (which provides for shareholder liability pro-rata to receipt of New Image Exchange Shares and New Image Loan Exchange Shares).

     7.6 ESTIMATED CLOSING DATE BALANCE SHEET. Insight shall have delivered to New Image the Estimated Closing Date Balance Sheet which shall have been reviewed for reasonableness by Coopers & Lybrand LLP.

     7.7 NEW IMAGE FINANCING. New Image shall have obtained debt financing from Coast Business Credit with an availability as of the Closing Date of not less than $4,000,000.

     7.8 ESTOPPEL STATEMENTS. Insight shall have obtained estoppel statements in the form of Exhibit 7.8, dated the Closing Date, from its directors and officers.

     7.9 AFFILIATED CAPITAL CORP. There shall be no defaults, or events which with the giving of notice or passage of time or both would constitute a default, under the Insight contract with Affiliated Capital Corp.; and Affiliated Capital Corp. shall have consented to this Agreement and the Merger.

     7.10 MORTENSEN AGREEMENT. Suzanne Mortensen shall have agreed, in a writing acceptable to New Image, to continue to supply Insight with subassemblies in accordance with current volumes and prices.

     7.11 CONSENTS. All consents required under Insight contracts for the transactions contemplated in this Agreement and the Merger Agreement shall have been obtained or waived by New Image.

     7.12 CORDEV CORPORATION AGREEMENTS. All CorDev Corporation agreements with Insight shall have terminated without further cost or obligation to Insight, New Image, or the Surviving Corporation.

     7.13 APPROVAL OF NEW IMAGE BOARD OF DIRECTORS. The Board of Directors of New Image shall have approved this Agreement and the consummation of the transactions contemplated herein.

     7.14 APPROVAL OF INSIGHT DISCLOSURE SCHEDULE AND EXHIBITS. As of the Date of this Agreement, New Image has not finished its review of items provided by Insight as disclosures, schedules, and exhibits or completed its due diligence activities on the Insight Disclosure Schedule or exhibits provided or to be provided by Insight pursuant to this Agreement. In the completion of such activities, New Image shall not have found any circumstance or combination of circumstances, whether known to it prior to the Date of this Agreement or learned thereafter, which it determines in its sole discretion to create a material risk that its original business objectives (financial, manufacturing, and marketing) in the transactions contemplated herein and in the Merger Agreement will not be achieved or that the transactions contemplated in this Agreement will not be eligible to be accounted for as a pooling of interests under applicable accounting rules.

     7.15 ENVIRONMENTAL RISKS. New Image shall have reached a level of comfort satisfactory to it that Insight has no material environmental or safety risk of the kind described in Section 3.10.

     7.16 AGREEMENT ON EXHIBITS. New Image and Insight shall have come to agreement with respect to the contents of their disclosure schedules and Exhibits to be provided as contemplated in Section 12.16.

     7.17 POOLING LETTER. Coopers & Lybrand LLP shall have issued and delivered to New Image and Insight a letter stating that Insight is a poolable entity as of the Closing Date.

     7.19 REPLACEMENT OF CLOSING COSTS. To the extent Insight has paid Transaction Costs prior to the Closing, such payment shall have been fully reimbursed by recipients of New Image Exchange Shares and New Image Loan Exchange Shares.


                                  ARTICLE VIII

                  FURTHER CONDITIONS TO OBLIGATIONS OF INSIGHT

     The obligations of Insight to effect the transactions contemplated hereby are subject to the satisfaction at or prior to the Closing Date (or where so indicated, the Effective Time) of the following further conditions, any of which may be waived in whole or in part by Insight in writing:

     8.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of New Image and Sub set forth in this Agreement shall be true and correct in all material respects (except for such representations and warranties which are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true in all respects) as of the Closing Date and the Effective Time.

     8.2 PERFORMANCE OF OBLIGATIONS OF NEW IMAGE AND SUB. New Image and Sub shall have performed in all material respects all obligations and covenants required to be performed by them under this Agreement and the Merger Agreement, and Insight shall have received a certificate signed by the chief executive officer and the chief financial officer of New Image in the form of Exhibit 8.2 to such effect.

     8.3 OPINION OF NEW IMAGE'S COUNSEL. Insight shall have received an opinion dated the Closing Date of Higgs, Fletcher & Mack LLP, counsel to New Image, in form and substance reasonably satisfactory to Insight, substantially in the form attached as Exhibit 8.3.

     8.4 BOARD MEMBERSHIP. Prior to the Closing Date, the New Image Board of Directors shall have taken steps to appoint Mark Stevens to the New Image Board of Directors as of the Effective Time.

     8.5 RELEASE OF SHAREHOLDER GUARANTEE. Any personal guarantee of the Insight loan at Silicon Valley Bank shall have been canceled and released by that Bank.

     8.6 AGREEMENT ON EXHIBITS. New Image and Insight shall have come to agreement with respect to the contents of the disclosure schedules and Exhibits to be provided as contemplated in Section 1.16.


                                   ARTICLE IX

                     INDEMNIFICATION BY INSIGHT SHAREHOLDERS

     9.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS, AND AGREEMENTS. The obligations of Insight with respect to its representations, warranties, covenants, and agreements will survive the Closing and the Effective Date and continue in full force and effect, except that following the Closing Date, the liability of Insight shall shift to the Insight Guarantors who shall be solely liable for Insight indemnities under this Article IX. Except as to (i) Claims arising out of the matters scheduled on Exhibit A to Exhibit 7.5 and (ii) any Claim for which a Claims Notice has been delivered to the Insight Guarantors on or before the day New Image's audited consolidated financial statements for the period ended June 30, 1996, are released (the "1996 Audit Release Date") and which remains pending on such release date, the Guarantor's indemnity obligation with respect to Damages arising out of breach of such representations, warranties, covenants, and agreements shall terminate at midnight on such release date. Except as to Claims arising out of the matters scheduled on Exhibit A to Exhibit 7.5 which have been made and are unresolved as of midnight on the second annual anniversary of the 1996 Audit Release Date, Guarantor's indemnity obligation with respect to damages arising out of the matters scheduled on Exhibit A to Exhibit 7.5 shall terminate at midnight on such second annual anniversary date.

     9.2 LIABILITY THRESHOLD. In considering liability for Damages, Damages for all Claims shall be aggregated. The Insight Guarantors shall have no liability with respect to Claims until the aggregate Damages for all Claims exceeds $400,000. Notwithstanding the preceding sentence, with respect to Claims arising under Section 3.17 involving criminal charges, Insight Guarantors shall be liable for all Damages without regard to the $400,000 threshold or the amount of other Claims, if any, which may arise out of this Agreement.

     9.3 INDEMNITY. Except as limited by other provisions of this Article IX, from and after the Effective Time New Image and the Surviving Corporation (on and after the Closing Date) shall be indemnified and held harmless by Insight Guarantors against, and reimbursed on demand for, any liability, damage, loss, obligation, demand, judgment, fine, penalty, cost or expense (including reasonable attorney's fees and expense, and the costs of investigation, incurred in connection therewith and any amounts paid in settlement thereof) (collectively the "Damages") imposed on or reasonably incurred by New Image or the Surviving Corporation because of any misrepresentation or breach of any representation, warranty, covenant, or agreement ("Claim") on the part of Insight under this Agreement. "Damages" as used herein is not limited to matters asserted by third parties, but includes Damages incurred or sustained by New Image, in the absence of Claims by a third party.

     9.4 NOTICE OF CLAIMS. New Image or the Surviving Corporation shall give notice (the "Claim Notice") to the Insight Guarantors promptly following New Image or the Surviving Corporation's becoming aware of any Claim which has or may give rise to Damages. Such notice shall specify the nature and amount of the Claim asserted. Notwithstanding the foregoing, provided such Claim Notice is given prior to termination of the Insight Guarantors' indemnity with regard to the Claim involved, a delay by New Image in giving such notice shall not limit the indemnity provided by Section 9.3 except to the extent the failure to provide such notice in a timely fashion results in a material increase in the Damages to be paid by the Insight Guarantors or materially prejudices the defense of the Claim asserted.

     9.5 CLAIMS. A Claim Notice shall be accompanied by a certificate signed by an officer of New Image (an "Officer Claim Certificate") setting forth a Claim against the Insight Guarantors:

                    (i) stating that New Image or the Surviving Corporation has paid or properly accrued or knows of facts giving rise to a reasonable probability that it will have to pay or accrue Damages in an aggregate stated amount with respect to which New Image or the Surviving Corporation is entitled to payment from such guarantors, and

                    (ii) specifying in reasonable detail the individual items of Damages included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation or breach to which such item is related.

Each Insight Guarantor shall, subject to the provisions of Section 9.6, deliver to New Image cash equal to the Damages claimed multiplied by the percentage which the New Image Exchange Shares and New Image Loan Exchange Shares to which such guarantor is entitled under this Agreement bears to all New Image Exchange Shares and Loan Exchange Shares.

     9.6 OBJECTIONS TO CLAIM. For a period of 30 days following the sending of any Officer Claim Certificate to them, any or all of the Insight Guarantors may notify New Image of any objection he or they may have to the Claim(s) involved.

     9.7 RESOLUTION OF CONFLICTS. In case any Insight Guarantor shall object in writing to the indemnity of New Image in respect of any Claim, such guarantor and New Image shall attempt in good faith to agree upon the rights of the respective parties with respect to such Claim. If the Insight Guarantor(s) and New Image are unable to agree or the required indemnity payments are not made, New Image or any one or more of the Insight Guarantors may commence an action pursuant to Section 9.9.

     9.8 THIRD-PARTY CLAIMS. In the event New Image receives a written third-party Claim or potential Claim which New Image believes may result in a demand against the Insight Guarantors, New Image shall promptly notify the Insight Guarantors of such Claim and they shall be entitled, at their expense and option, to participate in any defense of such Claim. New Image shall have the right to settle any such Claim with the written consent of Insight Guarantors holding a majority of such shares, which consent shall not be unreasonably withheld. In the event that holders of a majority of such shares have consented to any such settlement of a Claim, the Insight Guarantors shall have no power or authority to object to such settlement. New Image shall use reasonable, diligent efforts to defend any third-party Claim which is not settled with the consent of the Insight Guarantors.

     9.9 DISPUTES. Any dispute or controversy between the parties arising out of this Article IX (each dispute or controversy being referred to as a "Dispute") shall be handled exclusively as provided in this Section and not pursuant to litigation in a court of law or other tribunal. Any Dispute which is not otherwise resolved shall, upon the demand of either party, be determined and settled by arbitration in San Diego, California under California substantive law and the Commercial Arbitration Rules of the American Arbitration Association. The parties further agree that:

                    (i) ATTORNEYS FEES. The arbitrator shall include attorney fees and costs in the award to the prevailing party.

                    (ii) DISCOVERY. The parties shall be entitled to reasonable and necessary discovery in accordance with the provisions of California Code of Civil Procedure Section 1283.05.

                    (iii) FINDINGS AND CONCLUSIONS. The award shall include findings of fact and conclusions of law showing the legal and factual basis for the arbitrator's decision.

                    (iv) ERRORS OF LAW. The award shall be subject to appeal to the San Diego Superior Court with respect to errors of law (but not with respect to errors of fact). For an appeal to be given effect, the party seeking to appeal must give notice of intent to appeal to the arbitrator and the other party to the arbitration within ten days following the date notice of the award is received by such party and the appeal itself must be filed with the court within 30 days of receipt of such notice of award.

                    (v) ENFORCEMENT. The final award may be entered by any court of competent jurisdiction.

     9.10 NO INDEMNITY TO GUARANTORS FROM INSIGHT. Insight Guarantors shall have no right to contribution or indemnity from Insight with respect to any amount incurred or paid by them with respect to Claims or Damages.

                                    ARTICLE X

                          INDEMNIFICATION BY NEW IMAGE

     New Image agrees to indemnify the officers and directors of Insight against, and hold them harmless from, any liability for any penalty or interest accruing after the Closing Date on Taxes (including interest and penalties) owing by Insight on the Closing Date to the extent the accrual of such penalty or interest is solely attributable to failure to pay the amounts owing on such Taxes promptly following the Effective Time.


                                   ARTICLE XI

                                   TERMINATION

     11.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing:

            11.1.1  by mutual agreement of New Image and Insight;

            11.1.2 by the Board of Directors of Insight or New Image if the Closing shall not have occurred on or prior to May 20, 1996, through no fault of the terminating party;

            11.1.3 by either Insight or New Image if (i) there shall be a non-appealable order of a Federal or state court in effect preventing consummation of the Merger, (ii) there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated, or issued or deemed applicable to the Merger by any governmental entity that would make consummation of the Merger illegal, or (iii) any of the representations and warranties of the other party set forth herein, in its exhibits, its disclosure schedules, or in its other documents or information was materially false or such other party shall have failed to comply with or perform any material covenant, agreement, or condition to have been performed by it on or prior to the Closing; or

            11.1.4 by New Image upon the occurrence of one or more events beyond its control which prevent its performance of this Agreement or which the members of its Board of Directors believe, in the reasonable exercise of their business judgment, would, individually or in combination, have a material adverse effect upon the operations or Business Condition of the combined companies following the Merger.

            11.1.5 by New Image upon a determination made in its sole discretion in the course of its review of matters disclosed by Insight prior to the Date of this Agreement or thereafter, that any of such matters, individually or in combination, creates a material risk that its original business objectives (financial, manufacturing, and marketing) in the transactions contemplated herein and in the Merger Agreement will not be achieved or that the transactions contemplated in this Agreement will not be eligible to be accounted for as a pooling of interests under applicable accounting rules.

            11.1.6 by New Image upon the commencement of an action by any shareholder of Insight to enjoin any of the transactions contemplated in this Agreement or the Merger Agreement.

     11.2   EFFECT OF TERMINATION.

            11.2.1 If Insight has performed all matters to be performed by it prior to the Closing and the Closing has not occurred prior to May 9, 1996, and Insight elects to terminate this Agreement pursuant to the provisions of 11.1.2, New Image shall pay Insight a "break-up fee" equal to $125,000. Notwithstanding the preceding sentence, if New Image's failure to close (i) is caused by inability of New Image to obtain sufficient credit facilities to fund the combined companies or (ii) occurs under circumstances which would permit it to refuse to close because of the non-occurrence of a condition set forth in Articles VI through VIII which is not within its control or which would permit it to terminate this Agreement pursuant to Section 11.1.2, 11.1.3, 11.1.4, 11.1.5, or 11.1.6, then New Image shall not be liable for the break-up fee. In the event Insight elects to terminate this Agreement and New Image owes Insight the break-up fee, such fee shall be the sole damage recoverable by Insight from New Image under this Agreement.

            11.2.2 Except as provided in Section 11.2.1, in the event of the termination and abandonment hereof prior to the Closing pursuant to the provisions of this Article XI, this Agreement shall become void and have no effect, without any liability on the part of any party or its directors, officers, or stockholders; provided, however, that if either party fails to perform its obligations hereunder, except as provided in Section 11.2.1, the other party shall have the right to seek available legal and equitable remedies except that in no event shall either party shall be liable to the other for incidental or consequential damages.

     11.3 TERMINATIONS HEREUNDER NOT EXCLUSIVE. Nothing in this Article XI shall be construed as limiting the ability of either party from terminating this Agreement at any time prior to the Effective Date based upon a material breach of the other.


                                   ARTICLE XII

                               GENERAL PROVISIONS

     12.1 AMENDMENT. This Agreement may be amended or modified in whole or in part at any time only by an agreement in writing executed in the same manner as this Agreement.

     12.2 EXTENSION AND WAIVER. At any time prior to the Closing Date, either Insight or New Image may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance by the other party with any of the agreements or conditions contained herein, the fulfillment of which is a condition precedent to such party's obligation to consummate this Agreement. Any agreement on the part of a party to any such extension or waiver shall only be valid if set forth in an instrument in writing signed on behalf of such party by its president or other authorized person. Any such waiver or extension shall not operate as a waiver or extension of any other or subsequent condition or obligation.

     12.3 NOTICES. All notices, demands, requests, consents, approvals, or other communications (collectively, "Notices") required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and may be personally served or may be deposited in the United States mail registered or certified, return receipt requested, postage prepaid, addressed as follows:

To New Image or Sub                     New Image Industries, Inc.
                                        2283 Cosmos Court
                                        Carlsbad, CA  92009
                                        Attn.: President

                                        With a copy to:

                                        Higgs, Fletcher & Mack LLP
                                        401 West A Street, Suite 2000
                                        San Diego, CA 92101
                                        Attention:  Franklin T. Lloyd, Esq.


To Insight                              Insight Imaging Systems, Inc.
                                        981 D Industrial Road
                                        San Carlos, CA 94070
                                        Attn: President

                                        With a copy to:

                                        Ritchey Fisher Whitman & Klein
                                        1717 Embarcadero Road
                                        Palo Alto, CA 94303
                                        Attention: Lawrence A. Klein, Esq.

or such other address as such party shall have specified most recently by written notice. Notice mailed as provided herein shall be deemed given on the date of actual receipt.

     12.4 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

     12.5 GOVERNING LAW. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the laws of the State of California applicable to agreements made and to be performed wholly within the State of California.

     12.6 ENTIRE AGREEMENT. The parties agree that the term sheet dated February 29, 1996, has been entirely superseded by the term sheet signed by New Image on April 13, 1996, and such February 29 term sheet is of no further force or effect and that all versions of this Agreement not bearing the footer "69779 1H%02!.Doc 4.21.96 FINAL" and that certain "Supplemental Agreement, dated April 22, 1996, are superseded by this Agreement. They also agree that the terms of this Agreement and other documents and instruments referred to herein are intended by the parties as a final expression of their agreement with respect to the subject matter of this Agreement (including the matters covered by the term sheet signed by New Image on April 13, 1996) and may not be contradicted by evidence of any prior or contemporaneous written or oral agreement. The parties further intend that no extrinsic evidence whatsoever may be introduced to impeach the written terms of this Agreement in any legal proceeding involving this Agreement.

     12.7 THIRD PARTY RIGHTS. The parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties and the holders of New Image Exchange Shares and New Image Loan Exchange Shares.

     12.8 TITLES AND HEADINGS. Titles and headings of sections of this Agreement are for convenience of reference only and shall not affect the construction of any provision of this Agreement.

     12.9 EXHIBITS. When finalized as contemplated in Section 12.16, each of the Exhibits shall be an integral part of this Agreement and incorporated herein by this reference.

     12.10 FURTHER ASSURANCES. Each of the parties agrees to do such further acts and things and to execute and deliver such additional agreements and instruments as the other may reasonably require to consummate, evidence, or confirm the agreements contained herein in the manner contemplated hereby.

     12.11 ASSIGNMENT. This Agreement and the rights, duties, and obligations hereunder may not be assigned by either party without the prior written consent of the other party, and any attempted assignment in the absence of the required consent shall be void.

     12.12 SUCCESSORS AND ASSIGNS. This Agreement and the provisions hereof shall be binding upon each of the parties and their permitted successors and assigns.

     12.13 PARTIAL INVALIDITY. If any provision of this Agreement is found to be invalid by any court, the invalidity of such provision shall not affect the validity of the remaining provisions hereof.

     12.14 ATTORNEYS FEES. In the event of litigation concerning this Agreement the prevailing party or parties in such litigation shall be entitled to reimbursement from the party or parties opposing such prevailing party or parties of all reasonable attorneys fees and costs incurred in such litigation.

     12.15 NEW IMAGE AND SUB ONE PARTY. For purposes of references to a "party" other than Insight, the reference shall be deemed to be a reference to both New Image and Sub unless the context clearly requires otherwise.

     12.16 CONCERNING DISCLOSURE SCHEDULES AND EXHIBITS. The parties agree that the disclosure schedules and Exhibits and all other material provided on and before the Date of this Agreement are incomplete and/or not final and that each party will deliver its disclosure schedule and Exhibits to the other no later than the close of business on the third full business day prior to the Closing Date. Such delivery shall be by hand delivery, addressed to the persons named at the addresses provided in the Section 12.3; provided that an additional copy of the schedule being delivered by Insight to New Image shall be delivered to: Robert S. Colman, Colman, Furlong & Co., One Maritime Plaza #2535, San Francisco, California 94111.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly signed and delivered.



NEW IMAGE INDUSTRIES, INC.              INSIGHT IMAGING SYSTEMS, INC.


By:                                     By:
   ---------------------------             ---------------------------
   Dewey F. Edmunds, President             Mark Stevens, President


                            WISDOM ACQUISITION CORP.


                          By:
                             ---------------------------
                             Dewey F. Edmunds, President

                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                           NEW IMAGE INDUSTRIES, INC.

                            WISDOM ACQUISITION CORP.

                                       AND

                          INSIGHT IMAGING SYSTEMS, INC.


                              _____________________


                                   MAY 9, 1996

                              _____________________




                                 EXHIBIT VOLUME






The accompanying exhibits are accepted as the exhibits to the above Agreement and Plan of Reorganization.

Dated:  May __, 1996.

New Image Industries, Inc.   Insight Imaging Systems,   Wisdom Acquisition
                              Inc.                       Corp.


- - --------------------------   ------------------------   ------------------
Dewey F. Edmunds             Mark Stevens               Dewey F. Edmunds
President                    President                  President

                                LIST OF EXHIBITS


1         Audited Closing Date Financial Statements Procedure

2.1       Merger Agreement

2.7.2     Transmittal Letter and Instructions for Holders of Insight Capital
          Stock

2.8       Transmittal Letter and Instructions for Payees Under Pre-March Loans

3.3.1     Schedule of Insight Capital Stock

3.3.3     Schedule of Insight Common Purchase Rights

3.3.6     Schedule of Pre-March Loans

3.8       Schedule of Post-February Loans

3.9       Schedule of Insight Permits

3.12      Schedule of Assets

3.13A     Estimated Closing Date Balance Sheet

3.13B     Insight Financial Statements

3.15      Schedule of Employees (full-time and part-time)

3.17.1 Schedule of Insight Taxes, Interest, Penalties, and Agreements with Tax Authorities

3.18      Schedule of Insight Purchase Orders in Excess of $25,000

3.19      Schedule of Insight Self-Insured Risks and Insurance Policies

3.24.1    Schedule of Insight Intellectual Property Rights and Related
          Agreements

3.29      Schedule of Insight Payables as of the Date of the Latest Balance
          Sheet

4.10      Schedule of New Image Intellectual Property Rights and Related
          Agreements

6.5       Insight Affiliate Agreement

7.1       Insight Officers' Certificate

7.3       Opinion of Insight's Counsel

7.5       Insight Shareholder Guarantee

7.8       Estoppel Statements

8.2       New Image Officers' Certificate

8.3       Opinion of New Image Counsel

                                    EXHIBIT 1

               AUDITED CLOSING DATE FINANCIAL STATEMENT PROCEDURE

     This procedure is attached as Exhibit 1 to that certain Agreement and Plan of Reorganization by and among New Image Corporation, New Image Acquisition Corp., and Insight Corporation, dated May 9, 1996 (the "Agreement"). Defined terms used in this procedure shall have the same meanings as in the Agreement.

     Within 30 days following the Closing Date, Insight shall cause Coopers & Lybrand LLP to perform and deliver to New Image an audit of Insight as of the Closing Date and for the period of the Insight fiscal year then ended and prepare an audited consolidated balance sheet of Insight as of the Closing Date and the related statements of operations shareholders equity, and cash flows for the Insight fiscal year to date then ended, accompanied by the opinion thereon of Coopers & Lybrand LLP, independent public accountants. If Coopers & Lybrand LLP fails to deliver the Audited Closing Date Balance Sheet within such 30 day period, Arthur Andersen LLP shall perform such audit and its audit shall be the Audited Closing Date Balance Sheet for all purposes hereunder without any right on the part of Insight or its shareholders to disagree.

     If Coopers & Lybrand LLP delivers the Audited closing Date Balance Sheet within such 30-day period, then within 15 days of receipt of the such financial statements from Coopers & Lybrand LLP, New Image shall cause Arthur Andersen LLP to review and deliver to New Image a report on disagreements, if any, concerning such audited financial statements.

     If there are disagreements between Coopers & Lybrand LLP and Arthur Andersen LLP concerning the accuracy or completeness of such financial statements and the parties are unable to resolve them voluntarily within 20 days of delivery of the Arthur Andersen LLP report to Insight, such disputes shall be resolved promptly by Deloitte & Touche LLP whose resolution shall be final and binding on the parties.

     The financial statements derived pursuant to the procedures set forth in this Section shall be the Audited Closing Date Financial Statements for all purposes under the Agreement.

                                   EXHIBIT 2.1

                               AGREEMENT OF MERGER


     This agreement of merger ("Agreement") is entered into on May __, 1996, between Insight Imaging Systems, Inc. ("Survivor"), a California corporation, Wisdom Acquisition Corp. ("Disappearing"), a California corporation, the constituent corporations in this merger and New Image Industries, Inc., a Delaware corporation, the parent of Disappearing ("Parent").

     A. The issued and outstanding stock of Disappearing consists of 100,000 shares of Common Stock, without par value.

     B. The pre-merger issued and outstanding stock of Survivor consists of 6,373,764 shares of Common Stock, without par value and no shares of Preferred Stock.

     C. Parent is a Delaware corporation that owns 100 percent of the issued and outstanding shares of Disappearing.

WHEREFORE, the parties agree, as follows:

     1. STATEMENT OF MERGER. The parties agree that Disappearing shall be merged into Survivor, and that the terms and conditions of the merger are as stated in this Agreement. At and as of the "Effective Time," as defined below, the separate existence of Disappearing shall cease, and Survivor shall succeed, without other transfer, to all the rights and property of Disappearing, and shall be subject to all the debts and liabilities of Disappearing, in the same manner as if Survivor itself had incurred them.

     2. ARTICLES OF INCORPORATION. The Articles of Incorporation of Survivor shall be amended and restated at and as of the Effective Time to read in full as set forth in Exhibit A.

     3. CONVERSION OF SURVIVOR'S SHARES. At and as of the Effective Time, each share of Pre-Merger Common Stock of Survivor shall be converted into
 .0554392 shares of common stock, $.001 par value, of Parent.

     4. CONVERSION OF DISAPPEARING'S SHARES. At and as of the Effective Time, each share of common stock, without par value, of Disappearing shall be converted into one share of common stock, without par value, of Survivor.

     5. EFFECTIVE TIME. An executed counterpart of this Agreement and officers' certificates of each of the constituent corporations shall be filed in the office of the California Secretary of State. The merger shall become effective at the time of that filing (the "Effective Time").

     IN WITNESS WHEREOF, Survivor, Disappearing, and Parent as duly authorized by their respective boards of directors, have caused this Agreement to be signed.


Wisdom Acquisition Corp.                Insight Imaging Systems, Inc.


By _____________________________        By _____________________________
     Dewey F. Edmunds, President             Mark Stevens, President

By _____________________________        By _____________________________
     Harold R. Orr, Secretary                Frederick C. Walter, Secretary


                                        New Image Industries, Inc.


                                        By _____________________________
                                             Dewey F. Edmunds, President

                                        By ______________________________
                                             Harold R. Orr, Assistant Secretary

                             CERTIFICATE OF APPROVAL
                                       OF
                               AGREEMENT OF MERGER


     Mark Stevens and Frederick C. Walter certify that:

1. They are the President and the Secretary, respectively, of Insight Imaging Systems, Inc., a California corporation.

2. The Agreement of Merger in the form attached was duly approved by the board of directors and shareholders of the corporation.

3. The classes of shares and the numbers of shares of each class which are outstanding are:

                                         Number of Shares of
                 Class                    Class Outstanding
     -------------------------           -------------------

     Common Stock                             6,373,764
     Preferred Stock                            None


4. The shareholder approval was by a number of shares of each class which equaled or exceeded the vote required. The vote required was a majority of the common stock and a majority of the preferred stock voting separately.

     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.


DATED:  May __, 1996

                         ______________________________
                         Mark Stevens, President



                         ______________________________
                         Frederick C. Walter, Secretary

                             CERTIFICATE OF APPROVAL
                                       OF
                               AGREEMENT OF MERGER


     Dewey F. Edmunds and Harold R. Orr certify that:

1. They are the President and the Secretary, respectively, of Wisdom Acquisition Corp., a California corporation.

2. The Agreement of Merger in the form attached was duly approved by the board of directors and shareholders of the corporation.

3. The shareholder approval was by the holders of 100% of the outstanding shares of the corporation.

4. There is only one class of shares and the number of shares outstanding is 100,000.

5. The corporation is a wholly-owned subsidiary of New Image Industries, Inc., a Delaware corporation. No vote of the shareholders of New Image Industries, Inc. was required.

     We declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of my own knowledge.


DATED: May __, 1996

                         ______________________________
                         Dewey F. Edmunds, President



                         ______________________________
                         Harold R. Orr, Secretary

                       EXHIBIT A TO AGREEMENT OF MERGER

                      RESTATED ARTICLES OF INCORPORATION
                                      OF
                         INSIGHT IMAGING SYSTEMS, INC.

                                       I

The name of this corporation is Insight Imaging Systems, Inc.

                                      II

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                      III

This corporation is authorized to issue only one class of capital stock designated "Common Stock." The number of shares of Common Stock is 100,000.

                                      IV

The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

                                       V

The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the Corporations Code) for breach of duty to the corporation and its stockholders through bylaw provisions or through agreements with agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the Corporations Code, subject only to the applicable limits set forth in Section 204 of the Corporations Code with respect to actions for breach of duty to this corporation and its shareholders.

                                 EXHIBIT 3.24.1

                         INTELLECTUAL PROPERTY RIGHTS OF
                          INSIGHT IMAGING SYSTEMS, INC.



CORPORATE NAMES:             Insight Imaging Systems, Inc.
                             C-I Acquisition Corp.


TRADE NAMES,TRADEMARKS       Insight
AND SERVICE MARKS:           Plug 'n Play
                             MultiLink
                             Show-It
                             Smile Gallery
                             Image-It (U.S. trademark denied 6/95)
                             Power-It
                             PowerPack
                             Chart-It    Serial No. 74/498.572
                                         Publication Date: 8/29/95
                                         Applicant: Chart-It, Inc.
                             Capture-It  Serial No. 74/615660
                                         Application Filed: 12/27/94
                                         Applicant: Chart-It, Inc.

PATENT APPLICATIONS:         Apparatus and Method for Eliminating the Fogging of
                             Intraoral Camera Images.
                             Inventor: William W. Stevens
                             Assignee: Insight Imaging Systems, Inc.
                             Date of Deposit:  2/22/96

                                   EXHIBIT 6.5

                               Affiliate Agreement



                                        May ___, 1996


New Image Industries, Inc.
2283 Cosmos Court
Carlsbad, CA  92009

RE: Agreement and Plan of Reorganization (the "Agreement") by and among New Image Industries, Inc. ("New Image"), a Delaware corporation, Wisdom Acquisition Corp. ("Sub"), a California corporation and wholly-owned subsidiary of New Image, and Insight Imaging Systems, Inc. ("Insight"), a California corporation; and Agreement of Merger (the "Merger Agreement") by and between Insight and Sub.


Gentlemen:

     Terms used in this letter which are defined in the Agreement shall have the same meanings herein as in the Agreement. I am a director, officer, or holder of 10% or more of the voting power of Insight. I am delivering this letter agreement to you as an inducement to you to engage in the Closing and Merger, and to satisfy the covenant of Insight contained in Section 6.5 of the Agreement and the condition to the New Image Closing obligation contained in Section 7.2 thereof. Pursuant to the Agreement and the Merger Agreement, I will acquire shares of New Image Common at the Effective Time.

     I understand that the Merger is intended to be effected in a manner which will qualify the acquisition of Insight pursuant to the Agreement and the Merger Agreement to be accounted for according to pooling of interests accounting rules. I have also been informed that holding my shares in New Image following the Merger may be a condition to the availability of such pooling of interests accounting treatment. Accordingly, I agree that I will not sell, transfer, or otherwise limit my economic risk associated with ownership of New Image Common Stock received pursuant to the Agreement and the Merger Agreement until such time as the financial results covering at least 30 days of post merger combined operations have been published.

                                        Very truly yours,

                                        ______________________________
                                        (Print Name)

                                   Exhibit 7.5


                          INSIGHT SHAREHOLDER GUARANTY

     This guaranty ("Guaranty") is made as of the ____ day of May, 1996, by the undersigned ("Guarantor," together with other shareholders also signing this form of guaranty, "Guarantors") in favor of New Image Industries, Inc. ("New Image"), a Delaware corporation, and Insight Imaging Systems, Inc. ("Insight"), a California corporation. Guarantor is a former shareholder of Insight and this Guaranty is provided to New Image and Insight pursuant to Section 7.5 of the Agreement and Plan of Reorganization, dated May 9, 1996, entered into by and among New Image, Insight, and Wisdom Acquisition Corp., a California corporation, (the "Agreement"). Capitalized terms not defined herein have the meanings set forth in the Agreement.

     1. AGREEMENTS OF GUARANTOR. Guarantor represents, warrants, covenants, agrees, and undertakes for the benefit of New Image and Insight, as follows:

          1.1 AGREEMENT TO BE BOUND. As of the Closing, Guarantor makes and agrees to be bound by and responsible for each and all of the representations, warranties, covenants, and agreements of Insight made, or in effect, or to be made, or to be in effect at or after the Closing, subject to the limitations set forth herein.

          1.2 TIME FOR ASSERTION OF CLAIMS. Except as to (i) Claims arising out of the matters scheduled on Exhibit A and (ii) any Claim for which a Claims Notice has been delivered to Guarantor on or before the day New Image's audited consolidated financial statements for the period ended June 30, 1996, are released (the "1996 Audit Release Date") and which remains pending on such release date, the Guarantor's indemnity obligation with respect to Damages arising out of breach of such representations, warranties, covenants, and agreements shall terminate at midnight on such release date. Except as to Claims arising out of the matters scheduled on Exhibit A to Exhibit 7.5 which have been made and are unresolved as of midnight on the date of the second annual anniversary of the 1996 Audit Release Date, Guarantor's indemnity obligation with respect to Damages arising out of the matters scheduled on Exhibit A to Exhibit 7.5 shall terminate on such second annual anniversary date.

     3. LIABILITY THRESHOLD. In considering liability for Damages, as defined below, Damages for all Claims shall be aggregated. The Insight Guarantors shall have no liability with respect to Claims until the aggregate Damages for all Claims exceed $400,000 ("the 400,000 threshold"). Notwithstanding the preceding sentence, with respect to Claims arising under Section 3.17 of the Agreement involving criminal charges, Guarantor shall be liable for all Damages without regard to the $400,000 threshold or the amount of other Claims, if any, which may arise out of the Agreement.

     4. INDEMNITY. Except as limited by other provisions of this Guaranty, from and after the Effective Time, Guarantor agrees to indemnify New Image and Insight against; hold them harmless from; and reimburse them on demand for, any liability, damage, loss, obligation, demand, judgment, fine, penalty, cost or expense (including reasonable attorney's fees and expense, and the costs of investigation incurred in connection therewith, and any amounts paid in settlement thereof) (collectively the "Damages") imposed on or reasonably incurred by New Image or Insight because of any misrepresentation or breach of any representation, warranty, covenant, or agreement ("Claim") on the part of Insight under the Agreement. "Damages" as used herein is not limited to matters asserted by third parties, but includes Damages incurred or sustained by New Image or Insight, in the absence of Claims by a third party. Notwithstanding the foregoing, Guarantor's liability for indemnity shall be equal to the Damages paid or incurred multiplied by the percentage which the New Image Exchange Shares and New Image Loan Exchange Shares (collectively, herein "New Image Shares") received by Guarantor bears to all New Image Shares.

     5.   CLAIMS.

          5.1 NOTICE OF CLAIMS. New Image or Insight shall give notice (the "Claim Notice") to the Guarantor and the other Guarantors promptly following New Image or Insight's becoming aware of any Claim which has or may give rise to Damages. Such notice shall specify the nature and amount of the Claim asserted. Notwithstanding the foregoing, provided such Claim Notice is given prior to termination of the Guarantor's indemnity with regard to the Claim involved, a delay by New Image or Insight in giving such notice shall not limit the indemnity provided hereunder except to the extent the failure to provide such notice in a timely fashion results in a material increase in the Damages to be paid by the Guarantor or materially prejudices the defense of the Claim asserted.

          5.2 CLAIMS. A Claim Notice shall be accompanied by a certificate signed by an officer of New Image or Insight (an "Officer Claim Certificate") setting forth a Claim against the Guarantor:

               (i) stating that New Image or Insight has paid or properly accrued or knows of facts giving rise to a reasonable probability that it will have to pay or accrue Damages in an aggregate stated amount with respect to which New Image or Insight is entitled to payment from such Guarantor, and

               (ii) specifying in reasonable detail the individual items of Damages included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation or breach to which such item is related.

          5.3 OBJECTIONS TO CLAIM. For a period of 30 days following the sending of any Officer Claim Certificate to him, Guarantor or any or all of the other Guarantors may notify New Image of any objection he or they may have to the Claim(s) involved.

          5.4 SOLE METHOD OF PROVIDING INDEMNITY. Guarantor shall satisfy an indemnity obligation first by offsetting the interest and then the principal owing to him under any subordinated note(s) for Post-March Loans he may own; and then, if he does not own such a note or the amount of it is insufficient fully to offset the indemnity obligation, by surrendering New Image Common. In the event Guarantor surrenders New Image Common to satisfy such an obligation, the value of such common for this purpose shall be equal to the average daily closing price of New Image Common as reported on NASDAQ (or other market where the shares are trading) during the 30 trading days preceding the approval or final determination of the Claim.

          5.5 INDEMNITY CAP. Guarantor's maximum liability for indemnities hereunder shall not exceed the sum of (i) the principal sum of Post-March Loans owned by him plus (ii) the New Image Shares received pursuant to the Agreement.

     6. RESOLUTION OF CONFLICTS. In case any Guarantor shall object in writing to the indemnity of New Image in respect of any Claim, such guarantor and New Image shall attempt in good faith to agree upon the rights of the respective parties with respect to such Claim. If the Guarantor(s) and New Image are unable to agree or the required indemnity payments are not made, New Image or any one or more of the Guarantors may commence an action pursuant to Paragraph 11.

     7. THIRD-PARTY CLAIMS. In the event New Image receives a written third-party Claim or potential Claim which New Image believes may result in a demand against the Guarantors, New Image shall promptly notify the Guarantor of such Claim and he and the other Guarantors shall be entitled, at their expense and option, to participate in any defense of such Claim. New Image shall have the right to settle any such Claim on terms which it believes are reasonable in light of the risks and costs involved. In the event that holders of a majority of such shares have consented to settlement of a Claim, such settlement shall be conclusively presumed to be fair to Guarantor. New Image and Insight shall use reasonable, diligent efforts to defend any third-party Claim which is not settled.

     8. NO INDEMNITY TO GUARANTOR FROM INSIGHT. The Guarantor shall have no right to contribution or indemnity from Insight with respect to any amount incurred or paid with respect to Claims or Damages.

     9. AUTHORIZATION. Guarantor represents and warrants that he has the legal capacity, power and authority to execute, deliver and perform this Guaranty and this Guaranty is the valid and binding obligation of the Guarantor enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and by general principles of equity.

     10. CONFLICTS. In the event of a conflict between terms of this Guaranty and the terms of the Agreement, the terms of this Guaranty shall govern.

     11. DISPUTES. Any dispute or controversy between the parties arising out of this Guarantee (each dispute or controversy being referred to as a "Dispute") which is not resolved by agreement shall be resolved by arbitration as provided in this paragraph and not pursuant to litigation in a court of law or other tribunal. Any Dispute which is not otherwise resolved shall, upon the demand of either party, be determined and settled by arbitration in San Diego, California under California substantive law and the Commercial Arbitration Rules of the American Arbitration Association. The parties further agree that:

          (i) ATTORNEYS FEES. The arbitrator shall include attorney fees and costs in the award to the prevailing party.

          (ii) DISCOVERY. The parties shall be entitled to reasonable and necessary discovery in accordance with the provisions of California Code of Civil Procedure Section 1283.05.

          (iii) FINDINGS AND CONCLUSIONS. The award shall include findings of fact and conclusions of law showing the legal and factual basis for the arbitrator's decision.

          (iv) ERRORS OF LAW. The award shall be subject to appeal to the San Diego Superior Court with respect to errors of law (but not with respect to errors of fact). For an appeal to be given effect, the party seeking to appeal must give notice of intent to appeal to the arbitrator and the other party to the arbitration within ten days following the date notice of the award is received by such party and the appeal itself must be filed with the court within 30 days of receipt of such notice of award.

          (v) ENFORCEMENT. The final award may be entered by any court of competent jurisdiction.

     WHEREFORE, the parties have caused this Guaranty to be signed.



New Image Industries, Inc.         Insight Imaging Systems, Inc.



By ________________________        By _______________________

   Dewey F. Edmunds, President        Mark Stevens, President



                                   GUARANTOR:





                             _______________________



ATTACHMENT:

    Exhibit A

                                    EXHIBIT A



1.   Litigation Matters:

     - HIGH TECH MEDICAL INSTRUMENTATION, INC. ("HTMI"). This matter relates to allegations of flaws in the HTMI license with Insight and the way in which the license was negotiated, including the allegations (the "HTMI allegations") contained in the letters of (i) June 30, 1995, from HTMI to Mr. William W. Stevens, (ii) September 6, 1995, from Mr. Thomas H. Carlson to Mr. Miles C. Milbank, and (iii) of April 11, 1996, from to Robert L. Anderson to Mr. Thomas H. Carlson. Without regard to whether the matters giving rise to Damages were disclosed in the Insight Disclosure Schedule or otherwise known to New Image prior to the date of the Agreement or thereafter, subject to the $400,000 threshold, only the following Damages relating to the HTMI Allegations shall be recoverable under this indemnity:

          - The amount of any judgment or award which is based on the HTMI Allegations.

          - 50% of the attorney's fees and costs paid or incurred in defending against the HTMI Allegations if the trier of fact in the forum where the matter is tried makes findings which are inconsistent with the representations of Mr. Stevens in the attached statement (the other 50% are recoverable pursuant to a separate agreement).

     - PERRY M. WILLIAMS. This matter relates to potential litigation by or on behalf of Mr. Williams related to the items discussed in that certain letter from David A. Prentice to the Board of Directors of Insight Imaging Systems, Inc., dated May 6, 1996. All damages arising out of such potential litigation shall, subject to the $400,000 threshold, be included in Damages against which New Image is indemnified under this Guaranty without regard to whether the matters giving rise to the Damages were disclosed in the Insight Disclosure Schedule or otherwise known to New Image prior to the date of the Agreement or thereafter.

2.   Tax Matters:

     - SALES TAXES. This matter relates to liabilities arising out of failures to meet sales tax reporting, collection, and payment obligations, including interest and penalties thereon, if any, to the extent such obligations in all jurisdictions for sales through the Closing Date exceed $830,000. All Damages in excess of $830,000 arising out of such failures shall, subject to the $400,000 threshold, be included in Damages against which New Image is indemnified under this Guaranty without regard to whether the matters giving rise to the Damages were disclosed in the Insight Disclosure Schedule or otherwise known to New Image prior to the date of the Agreement or thereafter.

     - PAYROLL TAXES. This matter relates to liabilities arising out of failures to meet federal and state payroll tax reporting, collection, and payment obligations in all jurisdictions for payrolls through the Closing Date to the extent such liabilities exceed $614,000. All Damages in excess of $614,000 arising out of such failures shall, subject to the

        $400,000 threshold, be included in Damages against which New Image is indemnified under this Guaranty without regard to whether the matters giving rise to the Damages were disclosed in the Insight Disclosure Schedule or otherwise known to New Image prior to the date of the Agreement or thereafter.

     - PAYROLL TAX LIABILITIES - INTEREST AND PENALTIES. This matter relates to penalties and interest on federal and state payroll tax reporting, collection, and payment obligations in all jurisdictions for payrolls through the Closing Date to the extent such penalties and interest exceed $265,000. All Damages in excess of $265,000 related to such penalties and interest shall, subject to the $400,000 threshold, be included in Damages against which New Image is indemnified under this Guaranty without regard to whether the matters giving rise to the Damages were disclosed in the Insight Disclosure Schedule or otherwise known to New Image prior to the date of the Agreement or thereafter.

     - CRIMINAL LIABILITIES RELATING TO TAX MATTERS. This matter relates to criminal charges with respect to Tax Matters. Guarantor shall be liable for all Damages without regard to the $400,000 threshold or the amount of other Claims, if any, which may arise out of the Agreement, whether the matters giving rise to the Damages were disclosed in the Insight Disclosure Schedule or otherwise known to New Image prior to the date of the Agreement or thereafter.



STATEMENT OF WILLIAM S. STEVENS ATTACHED

                    REPRESENTATIONS OF WILLIAM W. STEVENS
               IN RE EXHIBIT "A" TO INSIGHT SHAREHOLDER GUARANTY
                    AS IT PERTAINS TO LITIGATION MATTERS
             INVOLVING HIGH TECH MEDICAL INSTRUMENTS, INC. ("HTMI")
             ------------------------------------------------------

      William W. Stevens ("Williams") hereby represents that he agreed personally to pay up to $100,000 of HTMI's legal costs in connection with the litigation between HTMI and Fuji (the "HTMI/Fuji Litigation"). Stevens paid these costs out of his personal funds. Such payments and the agreement between Stevens and HTMI were Stevens' personal acts and did not involve Insight Imaging Systems, Inc. ("Insight").

      Stevens represents that he knows of no action or inaction of his which he believes could constitute fraud in regard to any of his dealings with HTMI or its representatives with regard to the HTMI/Fuji Litigation.

      Stevens represents that he did not wrongfully cause HTMI to experience economic duress or other economic hardship as a result of any of Stevens' actions or inactions with respect to the payment of legal fees and costs with respect to the HTMI/Fuji Litigation.

      Stevens represents that he did not withhold any money to be paid to HTMI's counsel in order to obtain any favorable treatment from HTMI including receiving a favorable license agreement for Insight with respect to certain patents owned by HTMI.

      Stevens represents that he was not directly involved with the request of HTMI that Insight turn over to HTMI a "patent defensibility opinion" and to the best of his knowledge that belief there never was an improper refusal by Insight to turn over such "patent defensibility opinion."

   Stevens represents that he did not directly take part in any license negotiations between HTMI and Insight.

      Stevens represents that to the best of his knowledge, no employees, agents, or representatives of Insight improperly used any knowledge that Stevens had agreed to pay any of HTMI's legal costs in connection with the HTMI/Fuji Litigation in their negotiations with HTMI concerning a patent license agreement.

      Stevens represents that prior to January 22, 1993, he had not received any correspondence or documents regarding payment or legal costs in connection with the HTMI/Fuji Litigation.

      Stevens represents that he received an invoice dated January 22, 1993 for HTMI's counsel for approximately $3,000 but did not receive any other invoices in regard to the HTMI/Fuji Litigation until June, 1993.

      Stevens represents that on July 20, 1993 he sent a check to HTMI's attorneys, Banchero & Lasater, for $31,879.64 which paid all costs presented to Stevens as of that date with regard to the HTMI/Fuji Litigation.

      Stevens represents that on December 1, 1993 he paid $54,606.61 to Banchero & Lasater, which represented all costs that Stevens was aware of that had accrued and were outstanding at that date with regard to the HTMI/Fuji Litigation that he owed.

      Stevens represents that prior to June, 1995 he was never contacted by anyone at HTMI (including Miles C. Milbank) or Banchero & Lasater alleging that any purportedly delay in his payment of costs in connection with the HTMI/Fuji Litigation had improperly given Insight leverage over HTMI in their negotiations with respect to a patent license.

                                   EXHIBIT 7.8

                               ESTOPPEL STATEMENT

TO: Insight Imaging Systems, Inc. ("Insight"), a California corporation New Image Industries, Inc. ("New Image'), a Delaware corporation Wisdom Acquisition Corp. ("Sub"), a California corporation

     I, the undersigned, am a director and/or officer and/or 10% or greater shareholder of Insight. In connection with its acquisition by New Image and merger with Sub, a wholly-owned subsidiary of New Image, I represent and warrant to Insight, New Image and Sub, knowing and intending that they rely upon such representation and warranty and knowing and intending that I will be estopped from raising any dispute or claim which I do not now mention, that I do not now have any dispute with or claim against Insight, do not know of any facts which could or will give rise to any dispute with or claim against Insight, and claim no personal ownership interest in any real or personal property of Insight, including without limitation, any personal ownership interest in any technology or proprietary information used by Insight.


Date:  May ___, 1996

                                 Signed: ________________________
                             Print Name:  _______________________